UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
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☐    Soliciting Material under § 240.14a-12
STITCH FIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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STITCH FIX, INC.
1 Montgomery Street, Suite 1100
San Francisco, California 94104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 12, 2023

Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Stitch Fix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, December 12, 2023, at 1:30 p.m. Pacific Time. The meeting will be a completely virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the meeting, submit your questions, and vote online during the meeting by visiting: www.virtualshareholdermeeting.com/SFIX2023.

We are holding the 2023 Annual Meeting of Stockholders for the following purposes:
1.To elect two nominees for director named in the accompanying Proxy Statement to hold office until the 2026 Annual Meeting of Stockholders.
2.To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the accompanying Proxy Statement.
3.To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending August 3, 2024.
4.To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the 2023 Annual Meeting of Stockholders is October 18, 2023. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. A complete list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting of Stockholders beginning ten days prior to the meeting at our headquarters at 1 Montgomery Street, Suite 1100, San Francisco, California 94104. If you would like to view the list, please contact us to schedule an appointment by calling (415) 882-7765 and leaving a message for the legal department.

By Order of the Board of Directors
Casey O’Connor
Chief Legal Officer and Corporate Secretary
San Francisco, California
November 1, 2023
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Tuesday, December 12, 2023, at 1:30 p.m. Pacific Time via live audio webcast at www.virtualshareholdermeeting.com/SFIX2023: The Notice of Annual Meeting, Proxy Statement, and Annual Report are available at www.proxyvote.com.

You are cordially invited to attend the meeting, which will be held virtually online. Whether or not you expect to attend the Annual Meeting of Stockholders, please vote online or, if you have requested to receive paper materials, by mail or by telephone as promptly as possible in order to ensure your representation at the Annual Meeting of Stockholders. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you have requested to receive paper materials, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote your shares if you attend the Annual Meeting of Stockholders. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

STITCH FIX, INC.

PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 12, 2023

VOTING AND ANNUAL MEETING INFORMATION

About this Notice and Our Proxy Materials
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), Stitch Fix, Inc. (the “Company” or “Stitch Fix” or “we” or “us”) has elected to provide access to our proxy materials, including this Proxy Statement, over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), including at any adjournments or postponements of the meeting.

This Proxy Statement contains information to be voted on at the 2023 Annual Meeting and certain other information required by the SEC.

We will begin mailing this Notice on or about November 1, 2023, to all stockholders of record entitled to vote at the 2023 Annual Meeting. On or about that date, all stockholders will be able to access our proxy materials at www.proxyvote.com or request printed copies by following the instructions found in the Notice.

Attending the 2023 Annual Meeting
The meeting will be held on Tuesday, December 12, 2023, at 1:30 p.m. pacific time online via live audio webcast at www.virtualshareholdermeeting.com/SFIX2023.

The 2023 Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SFIX2023 and following the instructions found in the Notice. Stockholders of record attending the meeting will be able to listen to the meeting live, submit questions, and vote online.

Voting at the 2023 Annual Meeting
Who May Vote
Only stockholders of record at the close of business on October 18, 2023, will be entitled to vote at the 2023 Annual Meeting. On this record date, there were 92,485,905 shares of Class A common stock and 25,405,020 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share.
Stockholder of Record: Shares Registered in Your Name. If, on October 18, 2023, your shares were registered directly in your name with Stitch Fix’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy online as instructed on the Notice, to vote by proxy over the telephone, or to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on October 18, 2023, your shares were held not in your name, but in an account at a brokerage firm, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2023 Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the 2023 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online or submit questions at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

How Many Votes You Have
On each matter to be voted upon, you have one vote for each share of Class A common stock and ten votes for each share of Class B common stock you owned as of October 18, 2023. The Class A common stock and Class B common stock will vote together as a single class on all proposals described in this Proxy Statement.
Proposals to be Voted on at the 2023 Annual Meeting
There are three matters scheduled for a vote:
Proposal 1. Election of our two director nominees.
Proposal 2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

Proposal 3. Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending August 3, 2024.
The Board knows of no other matters that will be presented for consideration at the 2023 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
Board Vote Recommendations
The Board recommends that you vote FOR the election of each director nominee, FOR the approval, on an advisory basis, of executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Voting Procedures
Stockholder of Record. If you are a stockholder of record, you may vote online at the 2023 Annual Meeting, or vote by proxy online, over the telephone, or by mailing the signed proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online even if you have already voted by proxy.

•To vote online during the meeting, attend the 2023 Annual Meeting and follow the voting instructions provided during the meeting.
•To vote online before the meeting, go to www.proxyvote.com and follow the prompts. Your internet vote must be received by 11:59 p.m. Eastern Time on December 11, 2023, to be counted.
•To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. Your telephone vote must be received by 11:59 p.m. Eastern Time on December 11, 2023, to be counted.
•To vote using the proxy card, simply complete, sign, and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2023 Annual Meeting, we will vote your shares as you direct.

Beneficial Owner. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Stitch Fix. Simply follow the voting instructions from that organization to ensure that your vote is counted. To vote in person at the 2023 Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from that organization included with these materials or contact them to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
If You Do Not Vote or Give Specific Voting Instructions
Stockholder of Record. If you are a stockholder of record and do not vote online, by telephone, or by completing a proxy card in advance of the 2023 Annual Meeting, or online at the 2023 Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each director nominee, “For” the approval of executive compensation, and “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Beneficial Owner. If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank, or other agent how to vote your shares, that agent may still be able to vote your shares in its discretion. Brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine,” but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine,” meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be “routine,” meaning that if you do not return voting instructions to your broker by its deadline, your broker may vote your shares in its discretion on Proposal 3.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from your broker, bank, or other agent.

Changing Your Vote
Stockholder of Record. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy by:
•submitting another properly completed proxy card with a later date or granting a subsequent proxy online or by telephone;
•sending a timely written notice that you are revoking your proxy to Stitch Fix’s Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104 (such notice will be considered timely if it is received by the close of business on the business day immediately preceding the date of the 2023 Annual Meeting); or
•attending the 2023 Annual Meeting and voting online.
Simply attending the meeting will not, by itself, revoke your proxy. Your most recent proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner. If your shares are held by a broker, bank, or other agent, you should follow the instructions provided by that organization.
Votes Needed for Approval

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(1)
1. Election of directors	Nominees that receive the most “For” votes; “Withhold” votes will have no effect	Not applicable	No effect
2. Advisory vote on executive compensation (“say on pay”)	“For” votes from a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Against	No effect
3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending August 3, 2024	“For” votes from a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(2)
(1)When a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank, or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine,” the broker cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 2 are considered to be “non-routine,” so we expect broker non-votes to exist in connection with those proposals.
(2)This proposal is considered to be “routine.” If you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker has discretionary authority to vote your shares on this proposal.
Who Will Count the Votes
Votes will be counted by Broadridge Financial Solutions, Inc., our inspector of election for the meeting.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting under our Amended and Restated Bylaws (the “Bylaws”) and Delaware law. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting online or represented by proxy. On the record date, there were 92,485,905 shares of Class A common stock outstanding and 25,405,020 shares of Class B common stock outstanding and entitled to vote. Our Class A common stock has one vote per share and our Class B common stock has ten votes per share. Thus, the holders of shares representing an aggregate of 117,890,925 votes must be present online or represented by proxy at the 2023 Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the meeting online or represented by proxy may adjourn the meeting to another date.
Voting Results
Preliminary voting results will be announced at the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proxy Solicitation Expenses
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.
Proxy Materials
Multiple Notices
If you received more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.

Requesting Additional Copies of the Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Stitch Fix stockholders will be householding the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from us (if you are a stockholder of record) or your broker (if you are a beneficial owner) that we or they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies and would like to request householding of your communications, please notify your broker or Stitch Fix. Direct your written request to Stitch Fix, Inc. Corporate Secretary, 1 Montgomery Street, Suite 1100, San Francisco, California 94104, or contact our Corporate Secretary at (415) 882-7765.

Next Year’s Annual Meeting
Stockholder Proposals and Director Nominations
To be considered for inclusion in the proxy materials for next year’s annual meeting of stockholders (the “2024 Annual Meeting”), your proposal must be submitted in writing by July 4, 2024, to our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2024 Annual Meeting is held before November 13, 2024, or after January 12, 2025, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2024 Annual Meeting.

Pursuant to Section 5(b)(3) of our Bylaws, if you wish to submit a proposal or director nomination at the 2024 Annual Meeting that is not to be included in next year’s proxy materials, or provide notice of a solicitation of proxies in support of director nominees other than the Company’s nominees pursuant to Rule 14a-19, you must provide written notice no later than the close of business on September 13, 2024, nor earlier than the close of business on August 14, 2024, to our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104; provided, however, that if our 2024 Annual Meeting is held before November 12, 2024, or after January 11, 2025, then the deadline is (a) no earlier than the close of business on the 120th day prior to the date of the 2024 Annual Meeting and (b) not later than the close of business on the later of (i) the 90th day prior to the 2024 Annual Meeting or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the “universal proxy rules,” stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting must comply with Rule 14a-19 promulgated under the Exchange Act, and must provide written notice containing the information required by Rule 14a-19(b) to our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104.

Pursuant to Section 5(d) of our Bylaws, in the event that the number of directors in the class of directors whose term shall expire at the next annual meeting of stockholders (the “Expiring Class”) is increased and we do not make any public announcement of (a) the appointment of a director to such class or (b) the newly created directorship in such class (if no appointment was made) at least ten days before the last day a stockholder may deliver a notice of nomination in accordance with our Bylaws, then a stockholder’s notice required by our Bylaws and which complies with the requirements in our Bylaws, other than the timing requirements in Section 5(b)(3), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it is received by our Corporate Secretary at 1 Montgomery Street, Suite 1100, San Francisco, California 94104, not later than the close of business on the tenth day following the day on which such public announcement is first made by us.

You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

A copy of our Bylaws is available in the Governance section of our website at investors.stitchfix.com. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL 1
ELECTION OF DIRECTORS
Classified Board
Stitch Fix’s Board is divided into three classes. Each class consists, as nearly as possible, of one third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has eight members. There are two directors in the class whose term of office expires at the 2023 Annual Meeting: Mr. Baer and Mr. Gurley.
Each of our nominees listed below is currently a director of the Company. Mr. Gurley was previously elected by our stockholders. Mr. Baer was appointed to the Board to fill a newly created vacancy and has not been previously elected by our stockholders. Mr. Gurley and Mr. Baer were recommended for nomination to the Company’s Board by the Company’s Nominating and Corporate Governance Committee. If elected at the 2023 Annual Meeting, Mr. Gurley and Mr. Baer would serve until the 2026 annual meeting of stockholders and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation, or removal.
The following table sets forth information with respect to each of our two nominees for election at the 2023 Annual Meeting and each of our directors whose terms will continue after the 2023 Annual Meeting, as of November 1, 2023:

Name	Age	Director Since	Principal Occupation / Position Held with the Company
Class III Directors – Nominees at the 2023 Annual Meeting
Matt Baer	41	June 2023	Chief Executive Officer, Stitch Fix, Inc.
J. William Gurley	57	August 2013	General Partner, Benchmark Capital
Class I Directors – Continuing in Office Until the 2024 Annual Meeting
Katrina Lake	40	February 2011	Founder and Executive Chairperson, Stitch Fix, Inc.
Sharon McCollam	61	November 2016	President and Chief Financial Officer, Albertsons Companies, Inc.
Elizabeth Williams	47	January 2019	Chief Executive Officer, Foxtrot
Class II Directors – Continuing in Office Until the 2025 Annual Meeting
Steven Anderson	55	April 2011	General Partner, Baseline Ventures
Neal Mohan	50	October 2020	Chief Executive Officer, YouTube
Kofi Amoo-Gottfried	44	December 2022	Chief Marketing Officer, DoorDash, Inc.
Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote generally on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Below are brief biographies of each nominee and each of our other directors whose terms will continue after the 2023 Annual Meeting.
Our Nominees for Election to a Three-Year Term Expiring at our 2026 Annual Meeting
Matt Baer. Mr. Baer has served as our Chief Executive Officer and as a director on our Board since June 2023. Prior to Stitch Fix, he was Chief Customer & Digital Officer at Macy’s, Inc. from November 2021 to June 2023, where he was responsible for the growth and strategic long-term vision of Macy’s and Bloomingdale’s digital businesses, as well as Macy's strategy and programs to create deeper, more enduring relationships with customers. He served as Macy’s Chief Digital Officer from March 2020 to November 2021. Prior to joining Macy’s, Mr. Baer served as Vice President of eCommerce at Walmart.com, where he helped lead the transformation and scaling of Walmart’s digital business, from January 2016 to March 2020. Before joining Walmart, he founded a digital marketplace, held executive positions at two retail startups, and practiced complex commercial litigation. Mr. Baer holds a bachelor’s degree in business administration from the Stephen M. Ross School of Business at the University of Michigan and a law degree from the Benjamin N. Cardozo School of Law at Yeshiva University. We believe that Mr. Baer is qualified to serve as a member of our Board based on his prior experience and the perspective he brings as our Chief Executive Officer.

J. William Gurley. Mr. Gurley has served on our Board since August 2013. Mr. Gurley serves as a general partner of Benchmark Capital, a venture capital firm, which he joined in 1999. Previously, he served as a partner of Hummer Windblad Venture Partners, a venture capital firm, a research analyst for Credit Suisse First Boston, an investment bank, and a design engineer at Compaq Computer Corporation, a manufacturer of computers and related components. Mr. Gurley holds a B.S. in Computer Science from the University of Florida and an M.B.A. from the University of Texas. We believe Mr. Gurley is qualified to serve as a member of our Board due to his extensive experience with technology companies, including his experience as a member of the boards of directors of public technology companies and as a venture capitalist investing in technology companies.
Other Public Company Boards: Mr. Gurley has served as a director of Nextdoor Holdings, Inc. since November 2021.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE NAMED ABOVE.

Directors Continuing in Office Until the 2024 Annual Meeting
Katrina Lake. Ms. Lake is our founder and served as our Chief Executive Officer from our inception until July 2021. She has been a member of our Board since our inception in 2011, and currently serves as Executive Chairperson. Ms. Lake holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard University. We believe that Ms. Lake is qualified to serve as a member of our Board based on the perspective and experience she brings as our Founder and former Chief Executive Officer.
Other Public Company Boards: Ms. Lake serves as a director of Recruit Holdings, a human resources technology company, since June 2023. Ms. Lake previously served as a director of GrubHub, Inc., an online and mobile food delivery service, until June 2021.
Private Company / Non-Profit Boards: Ms. Lake serves as a director of Glossier Inc., a company that manufactures and sells beauty products.
Sharon McCollam. Ms. McCollam has served on our Board since November 2016. Ms. McCollam has served as President and Chief Financial Officer of Albertsons Companies, Inc., a company that operates food and drug stores, since September 2021. From December 2012 to June 2016, Ms. McCollam served as Executive Vice President, Chief Administrative, and Chief Financial Officer of Best Buy Co., Inc., a provider of technology products, services, and solutions, and continued to serve as a senior advisor through January 2017. From 2006 to 2012, she served as Executive Vice President, Chief Operating and Chief Financial Officer at Williams-Sonoma Inc., a specialty retailer of high-quality products for the home, and as Chief Financial Officer from 2000 to 2006. Prior to Williams-Sonoma, Ms. McCollam served as Chief Financial Officer of Dole Fresh Vegetables, Inc., a division of Dole Food Company, Inc., a producer and marketer of fresh fruit and vegetables. Ms. McCollam holds a B.S. in Accounting from the University of Central Oklahoma and is a Certified Public Accountant. We believe that Ms. McCollam is qualified to serve as a member of our Board because of her experience in retail and as a member of the boards of directors of public and private companies.
Other Public Company Boards: Ms. McCollam has served as a director of Signet Jewelers, Limited, a diamond jewelry retailer, since March 2018. She previously served on the boards of directors of Advance Auto Parts, Chewy, Inc., Whole Foods Market, Inc., OfficeMax Incorporated, Del Monte Foods Company, and Williams-Sonoma, Inc.
Private Company / Non-Profit Boards: Ms. McCollam serves as a director of GetYourGuide AG, and International Walls, Inc. She also serves on the non-profit board of ALSAC/St. Jude Children’s Research Hospital.
Elizabeth Williams. Ms. Williams has served on our Board since January 2019. Ms. Williams has served as the Chief Executive Officer of Foxtrot, a company that operates high-end convenience stores, since April 2023. She served as Foxtrot’s President and Chief Financial Officer from June 2022 to April 2023. She previously served as the Chief Executive Officer of Drybar Holdings, LLC from June 2020 to 2021. From January 2018 to January 2020, she was President of Taco Bell International, part of YUM! Brands Inc., a leading operator of quick service restaurants. Prior to this role, Ms. Williams served as Chief Financial Officer of Taco Bell Corp. from October 2013 to January 2018 and Vice President, Financial Planning & Analysis from 2011 to 2013. Before joining Yum!, Ms. Williams was a Principal at the Boston Consulting Group. Ms. Williams holds a B.A. in Business Administration from University of Texas in Austin and an M.B.A. from the Kellogg School of Management at Northwestern University. We believe Ms. Williams is qualified to serve as a member of our Board due to her operational expertise and experience leading a global business.
Other Public Company Boards: Ms. Williams has served as a director of Viant Technology Inc., an advertising software company, since February 2021.
Directors Continuing in Office Until the 2025 Annual Meeting
Kofi Amoo-Gottfried. Mr. Amoo-Gottfried has served as the Chief Marketing Officer of DoorDash, Inc., an online food ordering and delivery platform, since January 2022. From May 2019 to December 2021, he served as Vice President, Marketing at DoorDash. Previously, he had various marketing roles at Facebook (now Meta), a multinational technology conglomerate, from January 2017 to January 2019. Mr. Amoo-Gottfried holds a B.A. in economics from Macalester College. We believe Mr. Amoo-Gottfried is qualified to serve on our Board due to his extensive marketing experience, particularly at technology companies.
Other Public Company Boards: Mr. Amoo-Gottfried has served as a director of Vital Farms, a a company that offers a range of ethically produced foods, since January 2021.
Private Company / Non-Profit Boards: Mr. Amoo-Gottfried has served on the Board of Trustees of Macalester College since 2021.

Steven Anderson. Mr. Anderson has served on our Board since April 2011. Since 2006, Mr. Anderson has served as a general partner of Baseline Ventures, a venture capital firm of which he is the founder. Previously, Mr. Anderson served in a variety of positions at Microsoft Corporation, a multinational technology company, eBay Inc., an online marketplace, Starbucks Corporation, a food and beverage company, and Digital Equipment Corporation, a manufacturer and vendor of computer hardware, as well as a partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Anderson holds a B.A. in Business from the University of Washington and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Anderson is qualified to serve as a member of our Board due to his extensive experience with technology companies, including his experience as a venture capitalist investing in technology companies.
Neal Mohan. Mr. Mohan has served on our Board since October 2020. Mr. Mohan has served as Chief Executive Officer at YouTube, an online video sharing platform and subsidiary of Google, a subsidiary of Alphabet Inc., a technology company, since February 2023. Mr. Mohan served as Senior Vice President at Google and Chief Product Officer at YouTube from November 2015 until February 2023. From March 2008 to November 2015, he was Senior Vice President of Display and Video Ads at Google. Prior to joining Google, he was Senior Vice President of Strategy and Product Development at DoubleClick, an internet ad serving services company, which was acquired by Google in 2007. Mr. Mohan holds a B.S. in Electrical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business where he was an Arjay Miller Scholar. We believe Mr. Mohan is qualified to serve as a member of our Board because of his experience as the CEO of a large consumer internet company, and his experience in product and user experience.
Other Public Company Boards: Mr. Mohan has served as a director of 23andMe, Inc., a personal genomics and biotechnology company, since July 2017.
Private Company / Non-Profit Boards: Mr. Mohan is a member of the management board for the Stanford Graduate School of Business and a member of the boards of directors for the Internet Advertising Bureau and the Mobile Marketing Association.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning her or his background, employment, and affiliations, our Board has determined that Mr. Amoo-Gottfried, Mr. Anderson, Mr. Gurley, Ms. McCollam, Mr. Mohan, and Ms. Williams do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of Nasdaq.
In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Mr. Baer is not independent due to his position as the Chief Executive Officer of Stitch Fix and Ms. Lake is not independent because she is currently employed by the Company.
Board Diversity Matrix
The matrix below summarizes certain statistics for our Board, as of November 1, 2023:

Total Number of Directors	8
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	—	1
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	2	—	—
Two or More Races or Ethnicities	1	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
Board Leadership Structure
Our Board is currently chaired by the Founder and former Chief Executive Officer of the Company, Ms. Lake. The Board has also appointed Ms. McCollam as lead independent director. We believe that having an Executive Chair helps to ensure that the Board and management act with a common purpose and that an Executive Chair is well positioned to act as a bridge between management and the Board. We also believe that it is advantageous to have a Board Chair who has an extensive history with and knowledge of the Company, as is the case with Ms. Lake, while the separation of the positions of Chief Executive Officer and Chair allows the Chief Executive Officer to focus on the management of the Company and the Chair to ensure that the Board is focused on its oversight responsibilities.
The Board appointed Ms. McCollam as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to the Executive Chair role. The lead independent director’s responsibilities include, among other things: consulting with management on the agendas for regular Board meetings; presiding over Board meetings in the absence of the Chair; presiding over and establishing the agendas for meetings of the independent directors; presiding over any portions of Board meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; and coordinating Board committee updates to the full Board. As a result, we believe that the lead independent director can help ensure the effective, independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is well positioned to build a consensus among independent directors and to serve as a conduit between the other independent directors, on the one hand, and the Executive Chair or Chief Executive Officer, on the other hand. In light of the Executive Chairperson’s extensive history with and knowledge of the Company, and because the Board’s lead independent director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that this is the most effective board leadership structure for the Company.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to oversee the Company’s enterprise risk management program, including cybersecurity risks; to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken; and to monitor compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee oversees and reviews with management the Company’s major governance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management, as well as our governance structure and Board succession risks. Our Compensation Committee reviews our compensation practices and policies as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on the Company, and monitors and oversees efforts to mitigate management succession risks. The Nominating and Corporate Governance Committee also oversees risks related to environmental, social, and governance issues. The entire Board meets with senior management periodically, and the applicable Board committees meet periodically with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board
The Board met nine times during the last fiscal year. Each Board member other than Mr. Mohan attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.
We expect our directors to attend each annual meeting of stockholders. Five of the nine directors serving at that time attended our 2022 annual meeting of stockholders.
Information Regarding Committees of the Board
The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information as November 1, 2023, for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Steven Anderson		X
J. William Gurley	X		X*
Katrina Lake
Sharon McCollam	X*		X
Neal Mohan
Matt Baer
Elizabeth Williams	X	X*
Kofi Amoo-Gottfried		X
Total meetings in fiscal year 2023	6	4	2
* Committee chairperson
Below is a description of each committee of the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The Board has adopted written charters for each of the committees, which are available in the Governance section of the Company’s website at investors.stitchfix.com.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. Our Board has determined that Ms. McCollam, Ms. Williams, and Mr. Gurley are “audit committee financial experts” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The primary functions of this committee include:
•helping our Board oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;
•reviewing our cybersecurity policies and programs;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related-party transactions;
•reviewing the effectiveness of the Company’s internal controls over financial reporting, any material issues with such controls, and any steps taken to address such issues; and
•approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.
The Board reviews the Nasdaq listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
Report of the Audit Committee of the Board
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended July 29, 2023, with management of the Company. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB, and the SEC. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence and has discussed with Deloitte & Touche LLP the firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2023.

THE AUDIT COMMITTEE
Ms. Sharon McCollam (Chair)
Mr. J. William Gurley
Ms. Elizabeth Williams

Compensation Committee
The primary purpose of our Compensation Committee is to discharge the responsibilities of the Board in overseeing our compensation policies, plans, and programs, and to review and determine the compensation to be paid to executive officers, directors, and other senior management, as appropriate. Specific responsibilities include:
•reviewing and approving the compensation of the Chief Executive Officer, other executive officers, and senior management;
•reviewing and making recommendations to the Board regarding the compensation paid to directors;
•reviewing and recommending to the Board succession plans for our executive officers;
•reviewing, adopting, amending, and terminating incentive compensation and equity plans, severance agreements, profit-sharing plans, bonus plans, change-of-control protections, and any other compensatory arrangements for executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of employees.
Each year, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.
All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards).
Compensation Committee Processes and Procedures
The agenda for each Compensation Committee meeting is usually developed in consultation with the Chair of the Compensation Committee. The Chief Executive Officer may not be present during the voting, deliberations, or determinations of the Compensation Committee regarding his compensation, but may be present (but not vote) during the voting and deliberations regarding the compensation of the other executive officers and senior management. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the Compensation Committee only after taking into consideration the various factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ending July 29, 2023, are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
As noted above, the Compensation Committee consists of Ms. Williams, Mr. Anderson, and Mr. Amoo-Gottfried. None of the members of the Compensation Committee are currently, or have been at any time, one of our officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
The primary purpose of our Nominating and Corporate Governance Committee is to oversee aspects of the Company’s corporate governance functions. Specific responsibilities of the Nominating and Corporate Governance Committee include:
•identifying and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board);
•reviewing and evaluating incumbent directors;
•overseeing periodic evaluations of the Board’s performance, including committees of the Board;
•considering and making recommendations to the Board regarding the Board’s leadership structure;
•making recommendations to the Board on continuing education of directors; and
•developing and making recommendations to the Board regarding our corporate governance guidelines, code of conduct, ethical compliance, insider trading policy, and other related policies.

The Nominating and Corporate Governance Committee also oversees risks related to environmental, social, and governance issues. The Nominating and Corporate Governance Committee believes that candidates for our Board should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of Board and committee evaluations, which are conducted annually on a group and individual basis.
In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. To identify candidates for Board membership, the Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm, if it deems appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board.
At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate, and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
Stockholder Communications with the Board
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Stitch Fix at 1 Montgomery Street, Suite 1100, San Francisco, CA 94104. These communications will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations, and product inquiries). The screening procedures have been approved by a majority of the independent directors.
Code of Conduct
The Company has adopted the Stitch Fix Code of Conduct, which applies to all officers, directors, and employees. The Code of Conduct is available on the Company’s website at investors.stitchfix.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The Nominating and Corporate Governance Committee is responsible for periodically reviewing the Code of Conduct and recommending any changes to our Board for consideration.

Corporate Responsibility
At Stitch Fix, we create, deliver, and work toward a more equitable and sustainable world—we inspire and drive change across our industry and communities through our resources, influence, and innovation.
Equity
We recognize the responsibility, power, and opportunity we have to advance equity by focusing on race and its intersections with other aspects of identity. We acknowledge and embrace difference, and design everything we do with the understanding that diversity makes our work and our world better. We have a strong foundation of values, principles, and philosophies that have been grounded in equity with incredible employees who continue to hold us accountable for centering diversity, equity, and inclusion in everything we do. We have the power to make systemic change, led by each and every one of our employees, and to influence change in our industry. We’re not only up for it—we’re fueled by the hard work ahead and the knowledge that progress is the only option.
Threads of Support
We’re in pursuit of inspiring people—including employees—to be their best selves. A diverse, equitable, and inclusive workplace is absolutely key for us to fulfill that mission, and we own the charge to see this through.
•Universal parental leave: We understand the realities working families face, and encourage our employees to take parental leave to support theirs. In turn, we offer 16 weeks of paid parental leave for full-time employees, with equal benefits to new parents of any gender or family composition.
•Stitch Fix Communities: Our Communities (Employee Resource Groups) are a way for us to create and formally support safe, internal spaces for groups that have experienced systemic exclusion from opportunity in the societies in which we operate. Community Co-Leads receive a special equity grant in recognition of their contributions.
•Inclusive Benefits: Our mission is to offer an incredible health, wellness, and retirement benefits package that meets employees on their life journey. We continuously seek ways to educate, support, communicate, and create exceptional experiences.
◦In fiscal year 2022, Stitch Fix made the decision to offer mental health and family planning benefits at no cost to all employees, including part-time associates. These benefits acknowledge the need to remove the stigma associated with mental health and family planning services regardless of sexual orientation, gender identification, marital status, race, or age. These programs include immediate access to mental health counselors, financial support for travel for abortion services, and an inclusive approach to growing your family.
◦We continue to provide robust transgender benefits, which include no medical necessity requirement, dedicated case advocates who use the right pronouns, and education resources for employees, their families, and friends.
•Our Approach to Pay: A fair and consistent compensation structure is a precondition to true pay equity. From our inception as a company, we established a system of equal pay by level, role, and location which has allowed us to mitigate bias in compensation and to attract and retain the highest caliber of talent.
Our Current Representation
Now, and in the future, we remain committed to reflecting the communities we serve. We know that our ability to attract, develop, progress, and retain talent from marginalized groups is essential to our ability to innovate and thoughtfully build for our client base. Since our founding, we have had an explicit focus on representation of women in places where they’ve historically been on the margins—particularly in technical roles and leadership. This has yielded results and remained a strength.
•Gender diversity: We are proud of the number of women at Stitch Fix, including our Founder. 84% of our employees, 50% of our executive team, 41% of technical employees, and 38% of our Board identify as women.
•Racial and ethnic diversity: Our products and workplaces are made better with racial and ethnic diversity. 38% of our Board identify as people of color, and while 18.2% of our employee population is Latinx and 14.5% of our population is Black, that representation is not reflected at the leadership level. We are committed to increasing the representation of people of color, particularly in leadership, across our teams.
•Pay equity: We pay each person the same amount (dollar-for-dollar) as someone else performing the same job, regardless of gender, race, or age, based on data-driven market analysis.
Our ongoing work
•Diversity across our marketing: We intentionally partner with models, content creators, and influencers who help us represent the communities we serve—and are diverse in terms of size, race, age, and gender expression. We are committed to partnering with and ensuring pay equity for talent from marginalized groups.
•Size-inclusive clothing: Great style comes in every size. We carry 100 brands with plus styles, and offer size-inclusive styles across all of our private label brands. We’re proud of our role in helping more than 30 brand partners expand their size offerings, as well as the 60 number of brands who develop plus styles that are exclusive to Stitch Fix. Our product sizes range from women’s Petite to Plus sizes 0–24W/3X, to men’s Big & Tall.
•Gender-neutral styles: Our Kids’ stylists have the ability to select from our entire inventory, so that a Kids client can get a Fix that reflects their true self in a fun, non-gendered, and positive way. While we celebrate everyone’s individuality, we acknowledge that we still have work to do in order to extend the same level of access to adults.

•Our vendor diversity: As a member of the Vendor Diversity Coalition, we have begun collecting diversity, equity, and inclusion data from our vendors to set the baseline for future vendor diversity commitments. This helps us make informed decisions about who we work with so that we do our part to create a more equitable and anti-racist vendor ecosystem.
Community Connections
•Supporting social justice: Beginning in fiscal year 2020, we committed to donating $500,000 over five years to advance social justice, with our initial $100,000 going toward organizations supporting Black lives. We are committed to the ongoing work and support of dismantling systemic racism and other injustices and continue to make progress toward our goal.
•Supporting an equal right to vote: The right to vote is fundamental to our democracy and to advancing a more equitable society. We make sure that all of our U.S. employees, no matter their identity or political party, have time to vote. Our partnerships with Civic Alliance and Time To Vote reflect our commitment to supporting the systemic change needed to protect voter rights.
•Atlanta Women’s Foundation: We support the Atlanta Women’s Foundation efforts to ensure that all women and girls in metro Atlanta live safe, economically self-sufficient, successful lives.
•Stitch Fix For Good: Our Styling team supports the communities in which we live and work through regularly volunteering and supporting opportunities focused on equity and sustainability.
Sustainability
We’re responsible for creating the change we want to see in the world. It starts with establishing an ethical supply chain and taking measurable action toward a healthier planet. From our suppliers to the materials we work with, we are committed to using the power of our data, resources, and partnerships to catalyze change.
Sustainable materials
We are working towards a goal of sourcing 100% of the main materials in our private label products more sustainably than conventional alternatives. We offer a range of products made with materials that use fewer chemicals, less water, and that reduce waste. When we are able to certify that more than 30% of fabric composition meets one of these requirements, we consider the product to be more sustainable than conventional alternatives.
•Cotton: Stitch Fix is a member of Better Cotton to help make global cotton production better for workers and the environment.
•Polyester: We use recycled polyester, which repurposes waste from a variety of sources like plastic bottles and fiber discards.
Responsibly produced
It matters to us that the products we carry are produced with demonstrated efforts to protect workers and the environment.
•Stitch Fix vendors: Our vendor relationships are based on shared ethics. Through our Vendor Code of Conduct, our vendors are committed to minimizing their environmental impact and providing working conditions that uphold local labor laws and international standards on worker and human rights.
•Private label factories: We take our factory and vendor partnerships very seriously and regularly evaluate workplace conditions, wages, working hours, health and safety, non-discrimination, and more through a comprehensive audit process.
•Conflict-free minerals: We keep an ethical mineral supply chain by working with vendors to ensure minerals mined in known conflict areas are not used in our products.
•Our Sustainable Apparel Coalition membership: In 2021, we became members of the Sustainable Apparel Coalition, joining “over 250 leading companies, associations, nonprofits, and academic institutions working to reduce environmental impact and promote social justice throughout the global value chain.”
Future-proofing our packaging
•A sustainable future demands forward-looking changes in the way we package our products.
•Boxes are made from 100% post-recycled FSC-certified material, and are recyclable.
•Standard Stitch Fix Freestyle mailers are made from 100% recycled material, recyclable, are sourced and manufactured in the United States
•We reduced box size and weight, in some cases by as much as 24%.
•We use 100% FSC-certified recycled and recyclable in-box kraft paper.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement.
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies, and practices, as discussed in this Proxy Statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section of this Proxy Statement, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Stitch Fix, Inc. approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.”
Because this is an advisory vote, the result will not be binding on the Board or the Compensation Committee. However, the vote will provide us with important stockholder feedback about our executive compensation philosophy, policies, and practices. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the 2023 Annual Meeting will be required to approve this proposal.
We provide our stockholders the opportunity to vote on the compensation of our named executive officers every year. It is expected that the next vote on executive compensation will be at the 2024 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 3, 2024, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the 2023 Annual Meeting. Deloitte & Touche LLP has served as the Company’s auditor since 2014. Representatives of Deloitte & Touche LLP are expected to be present at the 2023 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm for the fiscal year ending August 3, 2024. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter at the 2023 Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended July 29, 2023 and July 30, 2022, by Deloitte & Touche LLP, the Company’s principal accountant:

	Fiscal Year
	2023	2022
Audit Fees(1)	$2,476,000	$2,598,400
Audit-Related Fees(2)	18,000	43,000
Tax Fees	—	—
All Other Fees(3)	3,790	5,263
Total Fees	$2,497,790	$2,646,663
(1)Audit fees consist of fees for professional services rendered in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit.
(2)Audit-related fees consist of fees for professional services rendered in connection with (i) the submission of a Registration Statement on Form S-8 related to our 2017 Incentive Plan in fiscal year 2023, and (ii) the submission of a Registration Statement on Form S-8 related to our 2017 Incentive Plan and a Registration Statement on Form S-8 related to our 2019 Inducement Plan in fiscal year 2022.
(3)All other fees consist of fees for all other services not included in the categories set forth above. In fiscal years 2023 and 2022, fees were for a subscription-based tool.
All services described above were pre-approved by the Audit Committee. In connection with the audit of our fiscal year 2023 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. During the fiscal year ended July 29, 2023, none of the total hours expended on the Company’s financial audit by Deloitte & Touche LLP were provided by persons other than Deloitte & Touche LLP’s full-time permanent employees.
Pre-Approval Policies and Procedures
The Audit Committee follows certain procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3.

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of November 1, 2023. Our executive officers are appointed by, and serve at the discretion of, the Board and each holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Matt Baer	41	Chief Executive Officer
David Aufderhaar	54	Chief Financial Officer
Casey O’Connor	43	Chief Legal Officer and Corporate Secretary
Matt Baer. Mr. Baer has served as our Chief Executive Officer and as a director on Board since June 2023. Prior to Stitch Fix, he was Chief Customer & Digital Officer at Macy's, Inc. from November 2021 to June 2023, where he was responsible for the growth and strategic long-term vision of Macy’s and Bloomingdale’s digital businesses, as well as Macy's strategy and programs to create deeper, more enduring relationships with customers. He served as Macy’s Chief Digital Officer from March 2020 to November 2021. Previously, Mr. Baer served as Vice President of eCommerce at Walmart.com, where he helped lead the transformation and scaling of Walmart's digital business, from January 2016 to March 2020. Before joining Walmart, he founded a digital marketplace, held executive positions at two retail startups, and practiced complex commercial litigation. Mr. Baer holds a bachelor’s degree in business administration from the Stephen M. Ross School of Business at the University of Michigan and a law degree from the Benjamin N. Cardozo School of Law at Yeshiva University.
David Aufderhaar. Mr. Aufderhaar has served as our Chief Financial Officer since April 2023 and is responsible for all aspects of financial operations as well as driving the overall financial performance of the company. He joined Stitch Fix in May 2019 as the VP of Finance. Prior to his tenure at Stitch Fix, Mr. Aufderhaar spent four years at Twitter where he was VP of Finance with a remit across corporate finance, financial planning & analysis, and deal analytics. Mr. Aufderhaar has also held finance leadership roles at Visa, Y&R Inc, and Proudfoot Consulting.
Casey O’Connor. Mr. O’Connor has served as our Chief Legal Officer since November 2022, leading Stitch Fix’s Legal and Indirect Procurement teams. Mr. O’Connor joined Stitch Fix as its first in-house lawyer in 2016. Prior to his role as Chief Legal Officer, Mr. O’Connor was the Company’s Deputy General Counsel. Before Stitch Fix, Mr. O’Connor was in-house counsel at Yelp Inc., an online platform for local business reviews and information. Prior to that, he was an attorney at the law firm Latham & Watkins LLP. Mr. O’Connor holds a B.S. in Political Science from Santa Clara University and a J.D. from Stanford Law School.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B common stock as of October 18, 2023, unless otherwise noted, by: (i) each director and nominee for director; (ii) each of the Company’s named executive officers; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its Class A common stock or Class B common stock. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Stitch Fix, Inc., 1 Montgomery Street, Suite 1100, San Francisco, California 94104.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power (2)
Name of Beneficial Owner (1)	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Baseline Ventures (3)	—	—	6,563,089	25.83	18.94
Entities affiliated with Benchmark Capital Partners (4)	1,000,000	1.08	3,587,821	14.12	10.64
Entities affiliated with Working Capital (5)	11,979,753	12.95	—	—	3.46
BlackRock, Inc. (6)	9,414,481	10.18	—	—	2.72
The Vanguard Group (7)	6,314,399	6.83	—	—	1.82
Disciplined Growth Investors, Inc. (8)	4,644,787	5.02	—	—	1.34

Named Executive Officers and Directors:
Katrina Lake (9)	452,805	*	10,114,242	38.98	28.83
Steve Anderson (includes Baseline) (10)	—	—	11,875,544	46.74	34.27
J. William Gurley (includes Benchmark) (11)	3,219,133	3.48	3,587,821	14.12	11.28
Sharon McCollam (12)	103,843	*	49,200	*	*
Neal Mohan (13)	105,029	*	—	—	*
Elizabeth Williams (14)	124,801	*	—	—	*
Kofi Amoo-Gottfried (15)	84,897	*	—	—	*
Matthew Baer	16,080	*	—	—	*
David Aufderhaar (16)	379,738	*	—	—	*
Casey O'Connor (17)	416,595	*	—	—	*
Elizabeth Spaulding	178,741	*	—	—	*
Dan Jedda	257,379	*	—	—	*
Sachin Dhawan	141,835	*	—	—	*
Scott Darling	83,785	*	—	—	*
All directors and executive officers as a group (10 persons) (18)	4,902,921	5.22	25,626,807	98.57	73.8
* Less than one percent.
(1)This table is based upon information supplied by officers, directors, and principal stockholders, as well as and Schedules 13D and 13G and Forms 13F filed with the SEC, and we are relying on the latest data available to the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 92,485,905 shares of Class A common stock and 25,405,020 shares of Class B common stock outstanding on October 18, 2023, adjusted as required by rules promulgated by the SEC.
(2)Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.
(3)Consists of (i) 4,039,490 shares of Class B common stock held by Baseline Ventures 2009, LLC, (ii) 1,980,288 shares of Class B common stock held by Baseline Increased Exposure Fund, LLC (“BIE”), (iii) 277,911 shares of Class B common stock held by Baseline Cable Car, LLC, and (iv) 265,400 shares of Class B common stock held by Baseline Encore, L.P. Mr. Anderson, the sole managing member of Baseline Ventures 2009, LLC, BIE, Baseline Cable Car, LLC, and Baseline Encore Associates, LLC, and the general partner of Baseline Encore, L.P., has the sole power to vote these shares. As a Member of BIE and through such membership interest, Mr. Anderson indirectly owns up to 54,893 shares of the Class B common stock held by BIE. The address for the Baseline entities is 680 S. Cache Street, Suite 100-10820, Jackson, WY 83002.
(4)Consists of (i) 2,734,414 shares of Class B common stock held by Benchmark Capital Partners VII, L.P. (“Benchmark VII”), (ii) 853,407 shares of Class B common stock held by Benchmark Capital Partners VI, L.P. (“Benchmark VI”), and (iii) 1,000,000 shares of Class A common stock held by Benchmark Capital Partners IX, L.P. (“Benchmark IX”). Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Mitchell H. Lasky, and Eric Vishria, the managing members of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, Peter H. Fenton, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, and Mitchell H. Lasky, the managing members of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Peter H. Fenton, Miles Grimshaw, J. William Gurley, An-Yen Hu, Chetan Puttagunta, Sarah E. Tavel and Eric Vishria, the managing members of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares. The address for the Benchmark entities is 2965 Woodside Road, Woodside, CA 94062.

(5)Consists of 11,979,753 shares according to the Schedule 13G/A filed on February 13, 2023, which reported that that High Street Partners, Ltd. (“High Street”) had shared voting and shared dispositive power over 5,204,651 shares, Working Capital Partners, Ltd. (“Working Capital Fund” and together with High Street, the “Private Funds”) had shared voting and shared dispositive power over 6,775,102 shares, Working Capital Advisors (UK) Ltd. (the “Investment Manager”) had shared voting and shared dispositive power over 11,088,374 shares, Working Capital Management Pte. Ltd. (the “Parent Company”) had shared voting and shared dispositive power over 11,979,753 shares, and Kenneth Chan (collectively, with the Private Funds, the Investment Manager, and the Parent Company, the “Working Capital entities”) had shared voting and shared dispositive power over 11,979,753 shares. Kenneth Chan is the sole owner of the Parent Company. The Parent Company is the sole owner of the Investment Manager. The Investment Manager serves as the investment manager to the Private Funds. The address for the Working Capital entities is Queripel House, Unit 2,1 Duke of York Square, London SW3 4LY, United Kingdom.
(6)Consists of 9,414,481 shares held by BlackRock, Inc. (“BlackRock”) according to its Schedule 13G/A filed on July 7, 2023, which reported that it had shared dispositive power over 0 shares, sole dispositive power over 9,414,481 shares, shared voting power over 0 shares, and sole voting power over 8,974,642 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(7)Consists of 6,314,399 shares held by The Vanguard Group, Inc. (“Vanguard Group”) according to its Schedule 13G/A filed on February 9, 2023, which reported that it had shared dispositive power over 164,842 shares, sole dispositive power over 6,149,557 shares, shared voting power over 95,056 shares, and sole voting power over 0 shares. The address for Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)Consists of 4,644,787 shares held by Disciplined Growth Investors, Inc. ("Disciplined Growth") according to its Schedule 13G/A filed on February 14, 2023, which reported that it had shared dispositive power over 0 shares, sole dispositive power over 4,644,787 shares, shared voting power over 0 shares, and sole voting power over 4,302,394 shares. Disciplined Growth's address is 150 South Fifth Street, Suite 2550, Minneapolis, MN 55402.
(9)Consists of (i) 9,378,897 shares of Class B common stock held by the Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake is the trustee, (ii) 9,557 shares of Class A common stock and 191,648 shares of Class B common stock held by the John C. Clifford and Katrina M. Lake Revocable Trust dated May 23, 2016, of which Ms. Lake and John C. Clifford are trustees, (iii) 443,248 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023, and (iv) 543,697 shares of Class B common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023.
(10)Consists of (i) 4,039,490 shares of Class B common stock held by Baseline Ventures 2009, LLC, (ii) 1,980,288 shares of Class B common stock held by BIE, (iii) 277,911 shares of Class B common stock held by Baseline Cable Car, LLC, (iv) 265,400 shares of Class B common stock held by Baseline Encore, L.P., and (v) 5,312,455 shares of Class B common stock held by Mr. Anderson. Mr. Anderson, the sole managing member of Baseline Ventures 2009, LLC, BIE, Baseline Cable Car, LLC, and Baseline Encore Associates, LLC, and the general partner of Baseline Encore, L.P., has the sole power to vote these shares.
(11)Consists of (i) 2,734,414 shares of Class B common stock held by Benchmark VII, (ii) 853,407 shares of Class B common stock held by Benchmark VI, (iii) 1,000,000 shares of Class A common stock held by Benchmark IX, (iv) 2,149,762 shares of Class A common stock held by Mr. Gurley, and (v) 69,371 shares of Class A common stock held by limited partnerships controlled by Mr. Gurley. Benchmark Capital Management Co. VII, L.L.C., the general partner of Benchmark VII, may be deemed to have sole power to vote the shares held by Benchmark VII, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VII, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark VI, may be deemed to have sole power to vote the shares held by Benchmark VI, and Mr. Gurley, a managing member of Benchmark Capital Management Co. VI, L.L.C., may be deemed to have shared power to vote these shares. Benchmark Capital Management Co. IX, L.L.C., the general partner of Benchmark IX, may be deemed to have sole power to vote the shares held by Benchmark IX, and Mr. Gurley, a managing member of Benchmark Capital Management Co. IX, L.L.C., may be deemed to have shared power to vote these shares.
(12)Includes (i) 69,251 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023, (ii) 49,200 shares of Class B common stock issuable under outstanding options exercisable within 60 days of October 18, 2023, and (iii) 28,772 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2023.
(13)Includes (i) 70,046 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023 and (ii) 28,772 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2023.
(14)Includes (i) 83,344 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023 and (ii) 28,772 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2023.
(15)Includes (i) 56,598 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023 and (ii) 28,299 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2023.
(16)Includes (i) 200,000 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023 and (ii) 106,063 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2023.
(17)Includes (i) 260,125 shares of Class A common stock issuable under outstanding options vested and exercisable within 60 days of October 18, 2023 and (ii) 35,870 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2023.
(18)Consists of (i) 3,463,761 shares of Class A common stock held by our directors and executive officers, (ii) 1,182,612 shares of Class A common stock issuable under outstanding stock options vested and exercisable within 60 days of October 18, 2023, (iii) 256,548 shares of Class A common stock issuable upon the vesting of RSUs within 60 days of October 18, 2023, (iv) 25,033,910 shares of Class B common stock held by our directors and executive officers, and (v) 592,897 shares of Class B common stock issuable under outstanding stock options vested and exercisable within 60 days of October 18, 2023.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial owners of more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, we believe that all such SEC filing requirements were met in a timely manner during the fiscal year ended July 29, 2023 other than with respect to one Form 4 for each of Mr. Amoo-Gottfried and Mr. Dhawan.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for each individual who served as our chief executive officer during fiscal year 2023, each individual who served as our chief financial officer in fiscal year 2023, our three most highly compensated executive officers (other than the individuals who served as our Chief Executive Officer and Chief Financial Officer) who were serving at the end of our fiscal year, and two individuals for whom disclosure would have been required but for the fact that the individuals were not serving as executive officers at the end of fiscal year 2023 (our “named executive officers”). During fiscal year 2023, our named executive officers were:
•Matt Baer, our Chief Executive Officer (our “CEO”);
•David Aufderhaar, our Chief Financial Officer (our “CFO”);
•Katrina Lake, our founder and Executive Chairperson of the Board, who served as interim Chief Executive Officer for a portion of fiscal year 2023;
•Elizabeth Spaulding, who served as Chief Executive Officer for a portion of fiscal year 2023;
•Dan Jedda, who served as Chief Financial Officer for a portion of fiscal year 2023;
•Casey O’Connor, our Chief Legal Officer (“CLO”) and Corporate Secretary;
•Sachin Dhawan, our former Chief Technology Officer; and
•Scott Darling, our former Chief Legal Officer and Corporate Secretary.

Management Changes in Fiscal Year 2023
Mr. Darling left his position as our Chief Legal Officer and Corporate Secretary and from his employment with the us, effective November 30, 2022. Casey O’Connor was appointed CLO and Corporate Secretary, effective November 30, 2022.
On January 4, 2023, in connection with our Company’s reduction in force, the Board agreed with Ms. Spaulding that she would step down as Chief Executive Officer and from her employment with the Company, effective January 5, 2023. Our Board appointed Ms. Lake as interim Chief Executive Officer, effective January 5, 2023.
On March 1, 2023, Mr. Jedda resigned as our Chief Financial Officer, effective April 3, 2023. Our Board appointed Mr. Aufderhaar, our Senior Vice President, Finance, as our CFO, effective April 3, 2023.
Our Board appointed Mr. Baer as our CEO, effective June 26, 2023.
Mr. Dhawan left his position as our Chief Technology Officer and from his employment with the us on July 14, 2023.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2023. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board (the “Compensation Committee”) arrived at the specific compensation decisions for our named executive officers for fiscal year 2023, including the key factors that it considered in determining their compensation.
All of our executive officers are named executive officers; we use those terms interchangeably below.
Executive Summary
Who We Are
Stitch Fix was inspired by the vision of a client-first, client-centric new way of retail. What people buy and wear matters. When we serve our clients well, we help them discover and define their styles, we find jeans that fit and flatter their bodies, we reduce their anxiety and stress when getting ready in the morning, we give them confidence in job interviews and on first dates, and we give them time back in their lives to invest in themselves or spend with their families. Most of all, we are fortunate to play a small part in our clients looking, feeling, and ultimately being their best selves.
The very human experience that we deliver is powered by data science. Our data science capabilities consist of our rich data set and our proprietary algorithms, which fuel our business by enhancing the client experience and driving business model efficiencies. The vast majority of our client data is provided directly and explicitly by the client, rather than inferred, scraped, or obtained from other sources. We also gather extensive merchandise data, such as inseam, pocket shape, silhouette, and fit. This large and growing data set provides the foundation for proprietary algorithms that we use throughout our business, including those that predict purchase behavior, forecast demand, optimize inventory, and enable us to design new apparel. We believe our data science capabilities give us a significant competitive advantage, and as our data set grows, our algorithms become more powerful.

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short- and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO	WHAT WE DON’T DO
Retain an Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to provide information, analysis, and other advice, independent of management. This consultant performed no other services for us in fiscal year 2023.

No Executive Retirement Plans. We do not offer pension or retirement plans or arrangements to our named executive officers that are different from or in addition to those offered to our other employees.

Performance-Based Annual Bonus. We maintain a rigorous performance-based annual bonus program.
No Perquisites. Other than certain benefits relating to relocation or remote work for certain executive officers, we do not provide perquisites or other personal benefits to our named executive officers.

Annual Executive Compensation Review. The Compensation Committee conducts an annual review of our compensation strategy, including our compensation peer group and our compensation-related risk profile.

No Special Welfare or Health Benefits. Our named executive officers participate in broad-based, company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

Compensation at Risk. Our executive compensation program is designed so that a significant portion of compensation is at risk, based on our performance on key metrics and structured to align the interests of our named executive officers and stockholders, as reflected in short-term cash bonuses and long-term equity awards.
No Hedging or Pledging of our Equity Securities. We do not permit directors or our employees, including our executive officers, to hedge or pledge our equity securities.
Stock Ownership Policy. We maintain a stock ownership policy that requires our named executive officers to maintain a minimum ownership level of our Class A or Class B common stock.	No Post-Employment Tax Reimbursement. We do not provide any tax reimbursement payments or gross-ups on any executive officer severance, change-in-control payments, benefits, or otherwise.
Long-Term Vesting of Equity Awards. Equity awards granted to our executive officers to vest over a three-year period.
No Single-Trigger Cash Severance on the Occurrence of a Change-in-Control. Severance benefits and payments require both a change-in-control of the company and a subsequent qualifying termination of employment event.

Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.	No Dividends or Dividend Equivalents Payable on Unvested Equity Awards. We do not pay dividends or dividend equivalents on unvested RSU awards.
Stockholder Advisory Approval of Named Executive Officer Compensation
At our 2018 annual meeting of stockholders, we conducted an initial non-binding stockholder advisory vote on the frequency with which we should hold future non-binding stockholder advisory votes on our named executive officer’s compensation (a “say-on-pay vote”). Our stockholders overwhelmingly agreed with our Board’s recommendation that we should hold future say-on-pay votes on an annual basis.
At our 2022 annual meeting of stockholders, we conducted a say-on-pay vote. Over 97% of the votes cast on the proposal agreed with our Board’s recommendation to approve, on an advisory basis, the compensation paid to our named executive officers. For our 2023 annual meeting of stockholders, our Board is recommending that our stockholders approve the compensation of our named executive officers as disclosed in this Proxy Statement. For additional information about this say-on-pay vote, see Proposal 2 in this Proxy Statement.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•provide compensation and benefit levels that will attract, retain, and reward a highly talented team of executive officers while managing costs responsibly;
•provide incentives that motivate and reward achievement of our key financial and operational results and strategic objectives that enhance stockholder value over the long term;

•establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•align the interests and objectives of our executive officers with those of our stockholders by linking their incentive compensation opportunities to stockholder value creation.
Program Design
We use three principal elements to structure the compensation opportunities of our executive officers: base salary; the opportunity to earn an annual cash bonus based on the achievement of financial and strategic performance objectives; and long-term incentive compensation opportunities in the form of equity awards. While the pay mix may vary from year to year, the ultimate goal is to achieve our compensation objectives as described above.
We also provide our named executive officers with the same benefits available to all of our similarly-situated employees, including retirement benefits under our Section 401(k) savings plan (the “401(k) Plan”) and participation in our employee health and welfare benefit programs.
The design of our executive compensation program is influenced by a variety of factors, with the primary goals of aligning the interests of our executive officers and stockholders and linking pay with performance. We do not have any formal policies for allocating compensation among base salary, annual cash bonuses, and equity awards; short- and long-term compensation; or cash and non-cash compensation. Instead, the members of the Compensation Committee exercise their judgment to establish a total compensation package for each executive officer that is a mix of fixed and variable compensation, and cash and non-cash compensation, which the Compensation Committee believes is appropriate to achieve the goals of our executive compensation program and our corporate objectives. Historically, the Compensation Committee has structured a significant portion of our executive officers’ target total direct compensation so that it is comprised of long-term incentive compensation in the form of equity awards to align our executive officers’ incentives with the interests of our stockholders and our long-term corporate goals.
Governance of Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our named executive officers and the non-employee members of our Board. The Compensation Committee has overall responsibility for reviewing our compensation philosophy and strategy, overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO as well as our other executive officers. The Compensation Committee operates pursuant to a written charter, which is available in the Governance section of our corporate website at investors.stitchfix.com.
Annual Compensation Review
At the beginning of each fiscal year, the Compensation Committee reviews our executive compensation program to assess whether the various elements of our program, as well as its compensation actions and decisions:
•are properly coordinated;
•are aligned with our vision, mission, values, corporate goals, and business strategy;
•provide appropriate short- and long-term incentives for our executive officers;
•are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent; and
•provide retentive value to our executive officers, while managing costs and our share pool responsibly.
Following this assessment, the Compensation Committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.
Compensation-Setting Process
In connection with its annual review of our executive compensation program, the Compensation Committee evaluates and establishes the target total direct compensation opportunity for each of our named executive officers. The Compensation Committee does not use a single method or measure in setting or approving the target total direct compensation opportunities or each individual compensation element for our executive officers and does not benchmark any of these elements or target total direct compensation.
The following factors, which the Compensation Committee considers when selecting and setting the amount of each compensation element for our named executive officers, provide a framework for its compensation decision-making:
•our executive compensation program objectives;

•our performance against the financial and operational goals and objectives established by the Compensation Committee and our Board;
•each individual executive officer’s qualifications, knowledge, skills, experience, and tenure relative to other similarly situated executives at the companies in our compensation peer group or selected broad-based compensation surveys;
•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group or selected broad-based compensation surveys;
•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•our CEO’s compensation relative to that of our other executive officers and compensation parity among our executive officers;
•our financial performance;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation based on an analysis of competitive market data;
•in the case of long-term incentive compensation, the value of any outstanding vested and unvested equity awards held by each of our executive officers, including the equity awards and other long-term incentive compensation opportunities granted to each executive officer in prior fiscal years; and
•the recommendations of our CEO with regard to the compensation of our other executive officers, as described below.
No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of compensation levels quantifiable. The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in making its compensation decisions. In making these decisions, the members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, the competitive market, and each executive officer, and business judgment.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our management team assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to their own compensation).
The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers other than our CEO. No executive officer is present during the discussion of or decision regarding their own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more executive compensation advisors, as it determines in its sole discretion, including compensation consultants and legal, accounting, and other advisors, to assist in the design of our compensation plans and arrangements and related policies and practices. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.
The Compensation Committee uses an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For fiscal year 2023, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, as its compensation consultant to advise it on executive compensation matters, including competitive market pay practices for our executive officers, and data analysis and selection of the compensation peer group. For fiscal year 2023, the scope of Compensia’s engagement included research, analysis, and support relating to:
•the levels of overall compensation and each element of compensation for our executive officers;
•the levels of overall compensation and each element of compensation for the non-employee members of our Board;
•reviewing and providing input on the Compensation Discussion and Analysis section of our Proxy Statement;
•the review and updating of our compensation peer group;

•compensation “best practices” and market trends for our executive officers and the non-employee members of our Board;
•equity utilization and funding;
•a risk assessment of our executive compensation programs; and
•other ad hoc matters throughout the year.
The terms of Compensia’s engagement include reporting directly to the Compensation Committee and its chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. In fiscal year 2023, Compensia did not provide any other services to us. The Compensation Committee has evaluated Compensia’s independence pursuant to the Nasdaq listing standards and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia for the Compensation Committee.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of consumer, retail, and technology companies that are similar to us in terms of revenue, market capitalization, business focus, and revenue growth.
In developing the compensation peer group in July 2022 to serve as a reference point in our fiscal year 2023 executive compensation decisions, the following criteria were used to identify comparable companies:
•publicly traded companies headquartered in the United States;
•similar industry and competitive market for talent;
•similar revenue size – within a range of approximately 0.25 to 4.0 times our last four quarters’ revenue; and
•similar market capitalization – within a range of approximately 0.25 to 5.0 times our market capitalization.
In evaluating the compensation peer group based on the criteria described above, the Compensation Committee removed Cloudera, due to its acquisition, and DoorDash, Match Group and Twitter from the compensation peer group because they each had a market capitalization above our desired range. The Compensation Committee added 2U, ContextLogic, GoPro, and Warby Parker to the compensation peer group based on the criteria described above.

Following a review that included input from Compensia, the Compensation Committee approved the following compensation peer group to be used during fiscal year 2023 as a reference for understanding the competitive market for executive positions in our industry and sector:

2U	Peloton Interactive	TripAdvisor
Box	Pinterest	Warby Parker
Bumble	Poshmark	Wayfair
ContextLogic	The RealReal	Yelp
Dropbox	Revolve Group	Zendesk
Etsy	RH	Zillow Group
GoPro	Shutterstock
Levis Strauss & Co.	ThredUp
Competitive comparison data was collected from publicly available information contained in the SEC filings of the compensation peer group companies, as well as data from customized subsets of the Radford Global Technology survey, which included 18 of the 22 companies in the compensation peer group and software companies with revenues ranging from $500 million to $5 billion as a reference, to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, annual cash bonus opportunities, and long-term incentive compensation opportunities. These surveys provide compensation market intelligence and are widely used within the technology industry.
The competitive market data described above are not used by the Compensation Committee in isolation, but serve as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about target total direct compensation, as well as individual elements of compensation. However, while market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers.
The Compensation Committee reviews our compensation peer group at least annually and adjusts the composition of the peer group if warranted, taking into account changes in both our business and that of the companies in the peer group.

Individual Compensation Elements
Our executive compensation program consists of three principal elements: base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of equity awards. Our executive officers also participate in several Company-wide health and welfare benefit plans, which are consistent with the arrangements offered to our other employees. Finally, our executive officers are eligible to receive certain post-employment compensation arrangements.
We use these compensation elements to make up our executive compensation program because:
•they are consistent with other programs in our competitive market and allow us to effectively compete for highly qualified talent;
•each element supports achievement of one or more of our compensation objectives; and
•collectively, we believe these elements are effective means for motivating our executive officers.
We view these primary compensation elements as related, but distinct, components of our total compensation program. We do not believe that total compensation should be derived from a single element, but should be balanced in support of our overall compensation philosophy. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation program, and a discussion of the amounts paid to our named executive officers in fiscal year 2023 under each of these elements.
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals.
The Compensation Committee reviews and determines adjustments to the base salaries for each of our named executive officers as part of its annual executive compensation review. In addition, the base salaries of our named executive officers may be adjusted by the Compensation Committee in the event of a promotion or significant change in responsibilities.
The Compensation Committee generally determines base salaries after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Although our general philosophy is to set base salaries within a competitive range of the market median, actual positioning is based on the Compensation Committee’s assessment of the factors described above. The Compensation Committee determined not to change the annual base salaries of Ms. Spaulding, Mr. Jedda, Mr. Dhawan, and Mr. Darling from their fiscal year 2022 levels as part of its annual review of our executive compensation program.
The base salaries of our named executive officers for fiscal years 2022 and 2023 were as follows:

Named Executive Officer	Fiscal Year 2022 Base Salary ($)	Fiscal Year 2023 Base Salary ($)	Percentage Adjustment
Mr. Baer	—	850,000	n/a
Mr. Aufderhaar	—	550,000	n/a
Ms. Lake	—	80,000	n/a
Ms. Spaulding	650,000	650,000	0%
Mr. Jedda	550,000	550,000	0%
Mr. O'Connor	—	500,000	n/a
Mr. Dhawan	600,000	600,000	0%
Mr. Darling	500,000	500,000	0%
Fiscal year 2022 base salaries are not included for Mr. Baer, Mr. Aufderhaar, Ms. Lake, and Mr. O’Connor because they were not executive officers in fiscal year 2022 and were each new in their role for fiscal year 2023. The actual salaries paid to our named executive officers in fiscal year 2023 are set forth in the “Fiscal Year 2023 Summary Compensation Table” below.
Annual Cash Bonuses for Executives
We offered an annual cash bonus program for our executive officers in fiscal year 2023, which was intended to provide incentive to participants to achieve annual financial and strategic performance objectives set by the Compensation Committee and our Board, with no individual performance component. For fiscal year 2023, our Compensation Committee determined that we achieved those annual financial and strategic objectives at 128.5%. However, management recommended to the Compensation Committee, and the Compensation Committee approved, that the Company’s executive officers and members of management receive a lower bonus amount equal to 100% achievement, rather than 128.5%.

Target Annual Cash Bonus Opportunities
The Compensation Committee reviews the target annual cash bonus opportunity for the fiscal year (expressed as a percentage of annual base salary, prorated for any salary adjustments during the year) of each executive officer as part of its annual executive compensation review and makes adjustments after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. Generally, the Compensation Committee seeks to set target annual cash bonus opportunities so that target total cash compensation (the sum of annual base salary and annual cash bonus) is within a competitive range taking into consideration our compensation peer group, but does not target a specific percentile of our compensation peer group. For fiscal year 2023, the target annual cash bonus opportunity for each of our named executive officers, other than Ms. Spaulding and Mr. Baer, was 62.5% of annual base salary. The target cash bonus for Ms. Spaulding was 93.75% of her annual base salary and for Mr. Baer was 125% of his base salary in fiscal year 2023.
Corporate Performance Objectives
In January 2023, the Compensation Committee established target levels for the annual cash bonus program for fiscal year 2023 based on two financial performance metrics, net revenue and adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), and one strategic performance metric, inventory turns. The Compensation Committee determined to select a realistic revenue target level in the face of retail headwinds. The Compensation Committee selected Adjusted EBITDA as a performance metric because it required management to successfully execute the cost restructuring program implemented in fiscal year 2023 and provides a path to positive free cash flow. The Compensation Committee selected inventory turns as a performance metric because it measured management’s operational efficiency in inventory planning and controls and also supported free cash flow achievement. In order to effectively conserve our share pool and manage dilution, the Compensation Committee structured the annual bonus with an option to pay the bonus in immediately-vested restricted stock units (“RSUs”) based on the trailing average closing price of our Class A common stock over the seven calendar days following the public release of the Company’s fiscal year 2023 financial results.
The Compensation Committee weighted each of revenue, Adjusted EBITDA, and inventory turns at 33.3% of each of our executive officers’ and other members of management’s target annual cash bonus opportunity. The Compensation Committee implemented enhanced potential payouts levels of 75% (threshold), 125% (target), and 175% (maximum) as a retention and motivation mechanism for executive officers and other members of management in light of the difficult retail environment and that no bonuses were paid in fiscal year 2022.
In September 2023, the Compensation Committee reviewed our actual performance to determine achievement of the corporate performance metrics under the annual cash bonus program. Based on the Company’s performance against the metrics, the Compensation Committee determined that the total bonus multiplier was equal to 128.5% of each executive officer’s target annual bonus opportunity. However, management recommended to the Compensation Committee, and the Compensation Committee approved, that our executive officers and other members of management receive a lower bonus payment than what was earned and payable based on the actual performance of the Company. Accordingly, all executive officers and members of our management team received 100% of their target bonus opportunity, instead of the 128.5% achieved.
The following table shows the required levels of achievement for the performance metrics to reach threshold, target, and maximum payout levels, as well as the actual results as determined by the Compensation Committee:

Financial Performance Metric	Weighting (percentage of total annual cash bonus opportunity)	Threshold (1)	Target (1)	Maximum (1)	Actual (1)	Payout Percentage
Net Revenue	33.3%	$1,603	$1,653	$1,753	$1,638	110.0%
Adjusted EBITDA (2)	33.3%	$-15	$0	$15	$17	153.0%
Inventory Turns	33.3%	2.80	3.00	3.20	2.99	122.5%
Total Earned						128.5%

Total Paid to Named Executive Officers						100.0%
(1)In millions, except for inventory turns.
(2)Refer to Appendix A to this proxy statement for a reconciliation of net loss, the most comparable GAAP financial measure, to Adjusted EBITDA for actual fiscal year 2023 amounts.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price and, therefore, these awards are an incentive for our named executive officers to create sustainable, long-term value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by the Compensation Committee. The amount and forms of such equity awards are determined by the Compensation Committee after considering the factors described in “Governance of Executive Compensation Program – Compensation-Setting Process” above. The amounts of the equity awards are also intended to provide competitively sized awards and target total direct compensation opportunities within a competitive range relative to our compensation peer group and customized subsets of the Radford Global Technology survey, which included 18 of the 22 companies in the compensation peer group and software companies with revenues ranging from $500 million to $5 billion for similar roles and positions for each of our executive officers, taking into consideration the factors described above.
In connection with his promotion to CLO, in December 2022, the Compensation Committee granted Mr. O’Connor an equity award consisting of an RSU award with a grant date fair value of $950,000 and a stock option award with a grant date fair value of $1,235,400. The award vested 25% on June 14, 2023 with the remaining vesting as follows: 25% of the award in equal quarterly installments over the next two quarters; 33.33% of the award in equal quarterly installments over the next four quarters; and 16.67% of the award in equal quarterly installments over the following four quarters.
In connection with Ms. Lake’s appointment as interim Chief Executive Officer, in January 2023, the Compensation Committee granted Ms. Lake two stock option awards with a total grant date fair value of $432,180. Both options vested on June 26, 2023, the first day of employment of Mr. Baer, as our successor CEO.
In connection with his promotion to CFO, in March 2023, the Compensation Committee granted Mr. Aufderhaar two sets of equity awards. The first set consisted of an RSU award with a grant date fair value of $2,008,000 and a stock option award with a grant date fair value of $2,559,120. Each of the RSU award and the stock option award will vest 25% on December 13, 2023, 12.5% on each of March 13, 2024 and June 12, 2024, 8.33% in each of the next four quarters following, and 4.17% in each of the next four quarters following.
The second set to Mr. Aufderhaar was granted as an annual refresh award for fiscal year 2024. Mr. Aufderhaar is not expected to receive any additional equity awards in fiscal year 2024. This equity award consisted of an RSU award with a grant date fair value of $1,255,000 and a stock option award with a grant date fair value of $1,737,350. Each of the RSU award and the option stock award will vest 8.33% on June 12, 2024 and in 8.33% installments quarterly thereafter.
In March 2023, the Compensation Committee reviewed the outstanding equity awards held by Mr. Dhawan and determined to grant him an annual equity grant consisting of an RSU award with a grant date fair value of $1,402,500 and a stock option award with a grant date fair value of $1,803,560. 8.33% of the award vested on June 14, 2023 and the remaining unvested shares and the options were forfeited when Mr. Dhawan left the Company.
In connection with Mr. Baer’s hiring as CEO, the Compensation Committee awarded Mr. Baer an equity grant award consisting of an RSU with a grant date fair value of $4,070,000 and a stock option award with a grant date fair value of $5,211,140. Each of the RSU award and the stock option award will vest 16.67% on Company’s first quarterly vesting date that is at least six months following Mr. Baer’s start date, with the remaining shares vesting in equal installments on each of the Company’s next 10 quarterly vest dates.
Health and Welfare Benefits
Our named executive officers are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These health and welfare benefits include medical and dental benefits, life insurance benefits, and short- and long-term disability insurance.
In addition, we maintain a 401(k) Plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to defer eligible compensation up to certain limits as set forth in the Internal Revenue Code of 1986, as amended (the “Code”), which are updated annually. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. All participant interests in their contributions are fully vested when contributed. We have the ability to make matching and discretionary contributions to the 401(k) Plan and made matching contributions in fiscal year 2023. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) Plan.
In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similarly situated companies.
Perquisites and Other Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our named executive officers except as generally made available to all our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

Employment Arrangements
While we do not have employment agreements with any of our executive officers, the initial terms and conditions of employment for our named executive officers are set forth in written employment offer letters. In November 2022, we entered into an employment offer letter with Mr. O’Connor setting forth the terms and conditions of his employment as CLO. In January 2023, we entered into an employment offer letter with Ms. Lake setting forth the terms and conditions of her employment as our interim Chief Executive Officer. In March 2023, we entered into an employment offer letter with Mr. Aufderhaar setting forth the terms and conditions of his employment as CFO. In June 2023, we entered into an employment offer letter with Mr. Baer setting forth the terms and conditions of his employment as our CEO. For a summary of the material terms and conditions of employment offer letters, see “Employment Agreements” below.
Each of these employment offer letters provides for “at will” employment and sets forth the named executive officer’s initial base salary and target annual bonus opportunity. These employment offer letters also contain provisions for certain payments and benefits in the event of certain qualifying terminations of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below. Each of these arrangements was approved on our behalf by the Compensation Committee.
We also had employment offer letters with Ms. Spaulding, Mr. Jedda, Mr. Darling, and Mr. Dhawan, and we entered into separation agreements with Ms. Spaulding, Mr. Darling, and Mr. Dhawan in fiscal year 2023. For a summary of the material terms of these separation agreements, see “Post-Employment Compensation Arrangements” below.
Appointment of Chief Executive Officer
In connection with his appointment as our CEO, we entered into an employment offer letter dated June 9, 2023 (the “Baer Employment Offer Letter”) with Mr. Baer. Pursuant to the Baer Employment Offer Letter, our initial compensation arrangements with Mr. Baer were as follows:
•an initial annual base salary of $850,000;
•a target annual cash bonus opportunity equal to 100% of his annual base salary;
•a one-time signing bonus of $400,000 paid on the Company’s next regularly scheduled payroll date following Mr. Baer’s start date, of which a pro-rata portion is repayable to the Company should Mr. Baer terminate his employment without “good reason” prior to the second anniversary of his start date;
•an RSU award to acquire 1,100,000 shares of our Class A common stock, 16.67% of which will vest on the Company’s first quarterly vesting date that is at least six months following Mr. Baer’s start date, with the remaining shares vesting in equal installments on each of the Company’s next 10 quarterly vest dates, subject to Mr. Baer's continued service on each vesting date; and
•an option to purchase 2,200,000 shares of our Class A common stock, 16.67% of which will vest on the Company’s first quarterly vesting date that is at least six months following Mr. Baer’s start date, with the remaining shares vesting in equal installments on each of the Company’s next 10 quarterly vest dates, subject to Mr. Baer's continued service on each vesting date.
The equity awards granted to Mr. Baer were granted under the Stitch Fix, Inc. Amended and Restated 2019 Inducement Plan (the “2019 Plan”), which was adopted by our Board under an exception to the Nasdaq Listing Rules’ stockholder approval requirement for the issuance of securities with regard to grants to employees of the Company or its subsidiaries as an inducement material to such individuals entering into employment with the Company or its subsidiaries.
The Baer Employment Offer Letter also contains provisions for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment following a change in control of the Company, as described in more detail in “Post-Employment Compensation Arrangements” below.
The Baer Employment Offer Letter was negotiated on our behalf by Ms. Lake and was approved by the Compensation Committee. In establishing his initial compensation arrangements, we took into consideration Mr. Baer’s skills and experience and the competitive market for chief executive officer positions at other comparable companies based on a review of compensation survey data. For a summary of the material terms and conditions of the Baer Employment Offer Letter, see “Employment Agreements” below.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. These arrangements are designed to provide reasonable compensation to executive officers who leave our employ under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

Each of our named executive officers who is currently at the Company, other than Ms. Lake, is eligible to receive certain payments and benefits in the event of certain qualifying terminations of employment pursuant to their employment offer letters. These agreements provide for the payment of six months’ base salary and COBRA premium reimbursement in the cases of Messrs. Aufderhaar and O’Connor and 12 months in the case of Mr. Baer, in the event that their employment is terminated by us without “cause” or by the executive officer for “good reason” (each as defined in his or her employment offer letter). In addition, if such termination of employment occurs during the period beginning one month prior to a change in control of the Company (as defined in our 2017 Incentive Plan (the “2017 Plan”)) or within 12 months following a change in control of the Company, Messrs. Aufderhaar and O’Connor will instead receive the payment of 12 months’ base salary and COBRA premium reimbursement and Mr. Baer will receive 18 months’ base salary, 100% of his target annual bonus opportunity then in effect, and 18 months COBRA premium reimbursement. Each named executive officer will also receive full vesting of all outstanding equity awards. The receipt of payments and benefits is contingent on the named executive officer’s execution of a release of claims in favor of the Company.
The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
We believe that these arrangements are designed to align the interests of our named executive officers and our stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the named executive officer and our stockholders.
All payments, benefits, and acceleration of vesting of outstanding equity awards in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a named executive officer or the refusal of an acquirer to assume or substitute a comparable award for an outstanding equity award (a “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We have not had excise tax reimbursement or gross-up provisions relating to a change in control of the Company in our employment letters and have no such reimbursement or gross-up obligations in place with respect to any of our named executive officers.
For detailed descriptions of the post-employment compensation arrangements that we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.
Separation Agreements
In fiscal year 2023, we entered into the following separation agreements with named executive officers:
In July 2023, the Company and Mr. Darling entered into a separation agreement that provided he would receive 6 months of salary and 6 months of health care coverage reimbursement.
In January 2023, the Company and Ms. Spaulding entered into a separation agreement that provided she would receive 12 months of salary and 15 months of health care coverage reimbursement.
In July 2023, the Company and Mr. Dhawan entered into a separation agreement that provided he would receive 6 months of salary and 6 months of health care coverage reimbursement.
Other Compensation Policies and Practices
Stock Ownership Policy
We believe that stock ownership by our executive officers and the non-employee members of our Board is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. Our Board has adopted formal stock ownership guidelines that require our executive officers and the non-employee members of our Board to own a minimum number of shares of our Class A or Class B common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ economic interests to the performance of our stock price. Compliance is evaluated on an annual basis on the last day of the fiscal year.
The current required ownership levels are as follows:

Individual Subject to Ownership Guidelines	Minimum Required Level of Stock Ownership
Chief Executive Officer	Lesser of five times base salary or 215,000 shares
Other Executive Officers	Lesser of two times base salary or 43,000 shares
Non-Employee Members of our Board	Lesser of four times annual retainer or 13,000 shares

The applicable guideline must be achieved by each covered individual within five years after the later of (a) the effective date of the registration statement pertaining to our IPO or (b) the date the individual became a covered individual, measured as of the last day of the applicable fiscal year.
Hedging and Pledging Activities
Under our insider trading policy, our employees, including our executive officers, and the members of our Board are prohibited from hedging or pledging our equity securities, engaging in short selling of our securities, trading in derivative securities of the Company, holding our securities in a margin account, or otherwise pledging them as collateral for a loan.
Clawback Policy
We have adopted a clawback policy that states that, in the event the Company is required to prepare an accounting restatement, the Company will recover incentive-based compensation received by any current or former executive officer that was based upon the attainment of a financial reporting measure that was erroneously awarded during the three-year period preceding the date the restatement was required.
Tax and Accounting Considerations
Deductibility of Executive Compensation
In approving the amount and form of compensation for our named executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Code (“Section 162(m)”). Under Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our Class A and Class B common stock and RSU awards that may be settled for shares of our Class A and Class B common stock, generally based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2023.
THE COMPENSATION COMMITTEE
Ms. Elizabeth Williams (Chair)
Mr. Kofi Amoo-Gottfried
Mr. Steven Anderson
Compensation-Related Risk
The Compensation Committee has reviewed our compensation policies and practices, in consultation with its external compensation consultant, to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies, and practices, including the mix of fixed and variable, short- and long-term compensation, and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each policy and practice, the Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company as a whole.
The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of fixed and variable compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders. In addition, under our Insider Trading Policy, our executive officers are prohibited from hedging and pledging our equity securities, which protects against short-term decision making.

COMPENSATION TABLES
Fiscal Year 2023 Summary Compensation Table
The following table shows for the fiscal years ended July 29, 2023, July 30, 2022, and July 31, 2021, the compensation awarded or paid to, or earned by, our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Matthew Baer (5)	2023	65,385	400,000(5)	4,070,000	5,211,140	79,396	27,625	9,853,545
David Aufderhaar	2023	439,711	33,000(6)	3,263,000	4,296,470	168,220	—	8,200,401
Katrina Lake (7)	2023	43,932	—	—	432,180		—	476,112
	2021	637,980	—	—	—	—	—	637,980
Elizabeth Spaulding (8)	2023	297,700	—	—	—		354,300	652,000
	2022	646,674	250,000	2,224,000	—	—	14,246	3,134,920
	2021	600,720	—	2,385,659	5,566,551	265,200	—	8,818,130
Dan Jedda (9)	2023	396,279	—	—	—		5,923	402,202
	2022	535,485	—	5,529,895	—	—	10,154	6,075,534
	2021	317,688	250,000	7,279,438	7,279,410	143,499	—	15,270,035
Casey O'Connor (10)	2023	479,326	17,000(6)	950,000	1,235,400	205,423	11,400	2,898,549
Sachin Dhawan (11)	2023	588,941	—	1,402,500	1,803,560		11,354	3,806,355
	2022	300,345	350,000	3,461,821	3,425,887	—	—	7,538,053
Scott Darling (12)	2023	179,046	—	—	—		253,923	432,969
	2022	469,751	—	1,739,323	1,061,525	—	11,192	3,281,791
	2021	393,028	—	1,045,220	1,045,238	174,408	—	2,657,894
(1)The amounts reported in this column represent the aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended July 29, 2023, filed with the SEC on September 20, 2023 (our “2023 Annual Report”). In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 trading days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(2)The amounts reported in this column represent the aggregate grant date fair value of options to purchase shares of our Class A or Class B common stock computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2023 Annual Report. This amount does not reflect the actual economic value that may be realized by our named executive officers from such awards.
(3)For fiscal year 2023, the amounts in this column represent bonuses paid under our fiscal year 2023 executive bonus program, in the form of immediately vested restricted stock units. For fiscal year 2021, the amounts represent bonuses paid in cash under our fiscal year 2021 annual cash bonus program.
(4)For fiscal year 2023, the amounts reported as “All Other Compensation” consist of the following components:

Name	Company Contributions ($) (a)	Perquisites ($) (b)	Severance ($)
Matt Baer	—	27,625
Elizabeth Spaulding	4,300		350,000
Dan Jedda	5,923
Casey O'Connor	11,400
Sachin Dhawan	11,354
Scott Darling	3,923		250,000
(a) The amounts in this column represent 401(k) Company match pursuant to the Company's 401(k) Plan available to all employees.
(b) Mr. Baer received reimbursements for airfare, lodging, transportation, meals in connection with his travel to and from the Company’s office in San Francisco, as well as attorneys’ fees in connection with his hiring as CEO.
(5)Mr. Baer joined the company as CEO on June 26, 2023 and received a one-time signing bonus.
(6)Mr. Aufderhaar and Mr. O'Connor each received a cash bonus offered to all eligible employees prior to them becoming executive officers.
(7)Ms. Lake served as our Chief Executive Officer during fiscal year 2021 and Interim Chief Executive Officer from January 6, 2023 to June 25, 2023.
(8)Ms. Spaulding joined the Company in January 2020 and served as President from January 7, 2020 until July 31, 2021. Ms. Spaulding served as Chief Executive Officer from August 1, 2021 to January 5, 2023.

(9)Mr. Jedda served as Chief Financial Officer from December 7, 2020 to April 7, 2023.
(10)Mr. O'Connor joined the Company in 2016 and served as Vice President during fiscal years 2021 and 2022. Mr. O'Connor serves as CLO, effective November 30, 2022.
(11)Mr. Dhawan served as Chief Technology Officer from January 24, 2022 to July 14, 2023.
(12)Mr. Darling served as Chief Legal Officer from October 28, 2016 to November 30, 2022.

Grants of Plan-Based Awards
The following table shows for fiscal year 2023 certain information regarding grants of plan-based awards to our named executive officers:
Grants of Plan-Based Awards in Fiscal Year 2023

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Matthew Baer		59,547	99,245	138,942
	6/26/2023				1,100,000(3)	—	—	4,070,000
	6/26/2023				—	2,200,000(4)	3.70	5,211,140
David Aufderhaar		126,165	210,275	294,385
	4/3/2023				400.000(5)	—	—	2,008,000
	4/3/2023				250,000(6)	—	—	1,255,000
	4/3/2023				—	800,000(7)	5.02	2,559,120
	4/3/2023				—	500,000(8)	5.02	1,737,350
Katrina Lake		—	—	—
	1/6/2023				—	150,000(9)	3.64	324,135
	1/6/2023				—	50,000(9)	—	108,045
Casey O'Connor		154,067	256,779	359,490
	12/15/2022				250,000(10)	—	—	950,000
	12/15/2022				—	500,000(11)	3.80	1,235,400
Sachin Dhawan		—	—	—
	3/17/2023				275,000(12)	—	—	1,402,500
	3/17/2023				—	550,000(13)	5.10	1,803,560
(1)The amounts reported represent the threshold, target, and maximum payouts for each named executive officer under our fiscal year 2023 annual executive bonus program. The amounts shown as “target” represent the target payment level of 125% of our CEO’s base salary and 62.5% of other named executive officers' base salaries, prorated to reflect their respective start dates.
(2)The amounts reported in this column represent the aggregate grant date fair value of RSUs and option awards granted during fiscal year 2023 computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2023 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 trading days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.
(3)16.67% of RSUs vest on March 13, 2024, with the remainder vesting in equal installments of 8.33% over the next 10 quarterly vest dates, subject to continued service on each vesting date.
(4)16.67% of shares subject to the options vest on March 13, 2024, with the remainder vesting in equal installments of 8.33% over the next 10 quarterly vest dates, subject to continued service on each vesting date.
(5)25% of the RSUs vest on December 13, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(6)8.33% of the RSUs vest on June 12, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(7)25% of the shares subject to the options vest on December 13, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(8)8.33% of the shares subject to the options vest on June 12, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(9)100% of the shares subject to the option vested on July 26, 2023, the first day of employment of the successor CEO.
(10)25% of the RSUs vest on June 14, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(11)25% of the shares subject to the options vest on June 14, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.

(12)8.33% of the RSUs vested on June 14, 2023, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date. All unvested RSUs were forfeited on July 14, 2023, Mr. Dhawan’s last date of employment.
(13)8.33% of the shares subject to the options vested on June 14, 2023, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date. All unvested options were forfeited on July 14, 2023, and unexercised vested options expired on October 14, 2023, three months following the last date of employment.
Employment Agreements
The terms and conditions of employment for each of our named executive officers other than Ms. Spaulding, Mr. Darling, and Mr. Dhawan (each of whose employment with us terminated during fiscal year 2023) and Ms. Lake (who does not currently have an employment offer letter with us) are set forth in written employment offer letters. The employment offer letters generally provide for “at-will” employment and set forth the executive officer’s initial base salary and target annual cash bonus. They also provide for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company. For more information on these post-employment compensation arrangements, see “Potential Payments upon Termination or Change in Control” below. Each named executive officer is subject to customary confidentiality requirements and similar covenants. In addition, each of our named executive officers has executed our standard proprietary information and inventions agreement.
Mr. Baer
We entered into an initial employment offer letter with Mr. Baer, dated June 9, 2023, which set forth the initial terms and conditions of his employment as CEO with us. Pursuant to this employment offer letter, Mr. Baer’s base salary was set at $850,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Baer also received a one-time signing bonus of $400,000 upon the start date of his employment, which is subject to pro-rata repayment in the event Mr. Baer terminates his employment without “good reason” (as defined in his offer letter) prior to the second anniversary of his employment start date. Mr. Baer’s employment is at will and may be terminated at any time, with or without cause.
Mr. Aufderhaar
We entered into an employment offer letter with Mr. Aufderhaar dated April 1, 2023, which set forth the initial terms and conditions of his employment as our CFO. Pursuant to this employment offer letter, Mr. Aufderhaar’s base salary was set at $550,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. Aufderhaar’s employment is at will and may be terminated at any time, with or without cause.
Mr. O’Connor
We entered into an employment offer letter with Mr. O’Connor dated November 23, 2022, which set forth the initial terms and conditions of his employment as our CLO. Pursuant to this employment offer letter, Mr. O’Connor’s base salary was set at $500,000 per year, subject to adjustment as determined in the discretion of the Compensation Committee. Mr. O’Connor’s employment is at will and may be terminated at any time, with or without cause.
Outstanding Equity Awards at Fiscal 2023 Year-End Table
The following table shows for fiscal year 2023 certain information with respect to the outstanding equity awards held by our named executive officers as of July 29, 2023.
The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table. For information with respect to the vesting acceleration provisions applicable to the equity awards held by our named executive officers, see “Potential Payments upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal 2023 Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Matthew Baer	—	—	—		1,100,000(2)	5,401,000
	—	2,200,000(3)	3.70	06/25/2033	—	$—
David Aufderhaar	—	—	—		1,780(4)	$8,740
	—	—	—		6,450(5)	$31,670
	—	—	—		383(5)	$1,881
	—	—	—		116(5)	$570
	—	—	—		33,384(6)	$163,915
	—	—	—		400,000(7)	$1,964,000
	—	800,000(8)	5.02	04/02/2033	—	$—
	—	—	—		250,000(9)	$1,227,500
	—	500,000(10)	5.02	04/02/2033	—	$—
Katrina Lake	17,667	—	16.98	06/29/2027	—	$—
	163,565	—	16.98	06/29/2027	—	$—
	341,473	9,214(11)	16.98	07/10/2027	—	$—
	11,778	—	16.98	07/10/2027	—	$—
	243,248	—	22.32	12/11/2028	—	$—
	150,000	—	3.64	01/05/2033	—	$—
	50,000	—	3.64	01/05/2033	—	$—
Elizabeth Spaulding	—	—	—		—	$—
Dan Jedda	—	—	—		—	$—
Sachin Dhawan	408,317(12)	—	11.31	10/14/2023	—	$—
	45,833(12)	—	5.10	10/14/2023	—	$—
Casey O'Connor	4,869	—	22.56	06/02/2029	—	$—
	5,256	—	18.34	09/26/2029	—	$—
	—	—	—		5,325(13)	$26,146
	—	—	—		31,298(6)	$153,673
	—	—	—		187,500(14)	$920,625
	125,000	375,000(15)	3.80	12/14/2032	—	$—
Scott Darling	—	—	—		—	$—
(1)Amounts represent the market value of unvested RSUs, based on a closing price of our Class A common stock on July 29, 2023, the last trading day of the last completed fiscal year, of $4.91 per share.
(2)16.67% of RSUs vest on March 13, 2024 and the remainder will vest in equal installments of 8.33% over the next 10 quarterly vest dates, subject to continued service on each vesting date.
(3)16.67% of shares subject to the options vest on March 13, 2024 and the remainder will vest in equal installments of 8.33% over the next 10 quarterly vest dates, subject to continued service on each vesting date,
(4)33.33% of the RSUs vested on March 17, 2021, and the remainder vesting in 10 equal quarterly installments thereafter with one final quarterly installment of 4.17% on December 13, 2023, subject to continued service on each vesting date.
(5)25% of the RSUs vested on June 14, 2023, with the remainder vesting in equal quarterly installments of 25% over the next three quarterly vest dates, subject to continued service on each vesting date.
(6)6.25% of the RSUs vested on June 15, 2022, with the remainder vesting in equal installments of 6.67% over the next 15 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(7)25% of the RSUs vest on December 13, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(8)25% of the shares subject to the options vest on December 13, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(9)8.33% of the RSUs vest on June 12, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(10)8.33% of the shares subject to the options vest on June 12, 2024, with the remainder vesting in equal installments of 8.33% over the next 11 subsequent quarterly vesting dates, subject to continued service on each vesting date.
(11)4.17% of the shares subject to the options vest in 24 equal monthly installments beginning on July 11, 2021, subject to continued service on each vesting date.
(12)The stock options expired on October 14, 2023, three months following Mr. Dhawan's termination date.

(13)25% of the RSUs vested on June 14, 2023, with the remainder vesting in equal quarterly installments of 25% over the next three quarterly vest dates, subject to continued service on each vesting date.
(14)25% of the RSUs vested on June 14, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.
(15)25% of the shares subject to the options vest on June 14, 2023, 12.5% vest in each of the next two quarters following, 8.33% vest in each of the next four quarters following, and 4.17% vest in each of the next four quarters following, subject to continued service on each vesting date.

Option Exercises and Stock Vested
The following table shows for fiscal year 2023 certain information regarding options to purchase shares of our Class A and Class B common stock that were exercised, and full value awards that vested during the last fiscal year, which may be settled for shares of our Class A and Class B common stock, with respect to each named executive officer:
Fiscal Year 2023 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Matthew Baer	—	—	—	—
David Aufderhaar	—	—	38,050	180,426
Katrina Lake	—	—	—	—
Elizabeth Spaulding	—	—	267,816	1,275,269
Dan Jedda	—	—	262,515	1,251,574
Casey O'Connor	—	—	103,039	490,206
Sachin Dhawan	—	—	150,431	707,348
Scott Darling	—	—	68,163	333,999

(1)The value realized on vesting was calculated by multiplying the number of shares of Class A common stock by the market value of our Class A common stock on each vesting date.
Fiscal Year 2023 Pension Benefits
Our named executive officers did not participate in, or otherwise receive any benefits under, any defined benefit pension or retirement plan sponsored by us during fiscal year 2023.
Fiscal Year 2023 Non-Qualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during fiscal year 2023.
Potential Payments upon Termination or Change in Control
Each of our named executive officers is eligible for severance payments and benefits pursuant to the post-employment compensation provisions of their employment offer letter. These provisions supersede severance provisions in the named executive officers’ prior employment offer letter, if any.
“Cause” and “Good Reason” Definitions
For the purposes of the employment offer letters, “Cause” for a named executive officer’s termination of employment means her or his: (a) conviction (including a guilty plea or plea of nolo contendere) of any felony; (b) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against us; (c) willful and continued failure to follow the lawful directions of our Board or officers to whom she or he reports, and failure to cure such failure within a reasonable time after receiving written notice from us of the claimed failure; (d) deliberate harm or injury, or attempt to deliberately harm or injure, us; (e) willful misconduct that materially discredits or harms us or our reputation; (f) material violation or breach of any written and fully executed contract or agreement between the named executive officer and us, including without limitation, material breach of her or his Confidentiality Agreement, or of any of our policies, or of any statutory duty owed to us by the named executive officer; (g) gross negligence or willful misconduct; (h) failure to cooperate with any investigation as requested by our Board or officers to whom the named executive officer reports; or (i) unauthorized use of confidential information that causes material harm to us; and a named executive officer will have “Good Reason” for resigning if any of the following actions are taken by us without her or his prior written consent: (a) a material reduction in her or his base salary or target annual bonus (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (b) a material reduction in her or his duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title or change resulting from a change in control transaction) shall not be deemed a “material reduction” in and of itself unless her or his new duties are materially reduced from the prior duties; or (c) relocation of her or his principal place of employment to a place that increases her or his one-way commute by more than 35 miles as compared to her or his then-current principal place of employment immediately prior to such relocation.
Involuntary Termination of Employment Not Involving a Change in Control
Pursuant to these provisions, in the event we terminate a named executive officer’s employment without Cause (other than as a result of death or disability), or she or he resigns for Good Reason (an “Involuntary Termination of Employment”), in either case more than one month prior to or more than 12 months following the closing of a change in control of the Company (as defined in her or his employment offer letter), then, subject to execution and delivery of an effective general release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:
•a cash payment equal to six months in the cases of Messrs. O’Connor and Aufderhaar and 12 months in the case of Mr. Baer of his then-effective base salary; and
•continued paid health care coverage for a maximum period of six months in the cases of Messrs. O’Connor and Aufderhaar and 12 months in the case of Mr. Baer.
Involuntary Termination of Employment Involving a Change in Control
Pursuant to these provisions, in the event of an Involuntary Termination of Employment within the period beginning one month prior to or ending 12 months following the closing of a change in control of the Company, then, subject to execution and delivery of an effective general release of claims in favor of the Company and the return of all Company property as specified in her or his employment offer letter, the named executive officer will receive:
•a cash payment equal to 12 months of base salary for Messrs. Aufderhaar and O’Connor and 18 months in the case of Mr. Baer of his then-effective base salary;
•in the case of Mr. Baer, 100% of his target bonus then in effect;
•continued paid health care coverage for a maximum period of 12 months in the cases of Messrs. Aufderhaar and O’Connor and 18 months in the case of Mr. Baer; and
•full accelerated vesting of any and all outstanding and unvested equity awards held by her or him, except to the extent the award agreement for any such equity award contains an explicit provision to the contrary.
If any payment or benefit that a named executive officer may receive from us or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Code, and be subject to the excise tax imposed by Section 4999 of the Code, then such payment or benefit will be reduced to an amount that is either (i) the largest portion of the payment that would result in no portion of the payment being subject to such excise tax or (ii) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the excise tax results in her or his receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the excise tax.
The following table presents the estimated payments and benefits that would be received by each of our named executive officers under the arrangements described above, assuming that a termination of employment and, where applicable, a change in control of the Company had occurred on July 29, 2023, the last day of fiscal year 2023, and that the price of our Class A common stock was $4.91 per share, which represents the closing market price of our Class A common stock on July 29, 2023, the last trading day of fiscal year 2023. This table is intended only for illustrative purposes; the rights and benefits due to any named executive officer upon an actual termination of employment or change in control of the Company can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

Named Executive Officer	Involuntary Termination of Employment Not Involving a Change in Control of the Company ($) (1,2)	Involuntary Termination of Employment Involving a Change in Control of the Company ($) (1,2,3,4)
Matthew Baer
Severance Payment	850,000	1,275,000
Health Care Coverage	114	172
Equity Acceleration - Options	—	10,802,000
Equity Acceleration - RSUs	—	5,401,000
Total	850,114	17,478,172
David Aufderhaar
Severance Payment	275,000	550,000
Health Care Coverage	57	114
Equity Acceleration - Options	—	—
Equity Acceleration - RSUs	—	3,398,275
Total	275,057	3,948,389
Casey O'Connor
Severance Payment	250,000	500,000
Health Care Coverage	5,844	11,687
Equity Acceleration - Options	—	1,841,250
Equity Acceleration - RSUs	—	1,100,444
Total	255,844	3,453,381
(1)The amounts reported for “Severance Payment” represent that annual base salary of each named executive officer as of the last day of the last completed fiscal year multiplied by the number of months for which such payment would be provided.
(2)The amounts reported for “Health Care Coverage” represent the Company’s monthly cost of medical, dental, and vision insurance coverage multiplied by the number of months of coverage that would be provided to each named executive officer.
(3)The amounts reported for “Equity Acceleration - Options” represents the number of shares of our Class A and/or Class B common stock subject to unvested and unexercised options to purchase shares of our Class A or Class B common stock outstanding as of the last day of the last completed fiscal year multiplied by $4.91 per share, which represents the closing market price of our Class A common stock on July 29, 2023, the last trading day of fiscal year 2023, less the exercise price.
(4)The amounts reported for “Equity Acceleration - RSUs” represents the number of unvested RSUs as of the last day of the last completed fiscal year multiplied by $4.91 per share, which represents the closing market price of our Class A common stock on July 29, 2023, the last trading day of fiscal year 2023.
In addition to the payments and benefits described and quantified above, the 2011 Equity Incentive Plan (the “2011 Plan”), the 2017 Plan, and the 2019 Plan provide for an extended period of time during which an optionholder may exercise options following the optionholder’s termination of service (the “post-termination exercise period”). Generally, under the 2011 Plan, the 2017 Plan, and the 2019 Plan, if an optionholder’s service relationship with us ends, the optionholder may exercise any vested options for up to three months after the date that the service relationship ends. However, if the optionholder’s service relationship with us ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability, or 18 months in the event of death, after the date the service relationship ends. Accordingly, each of our named executive officers would be entitled to an extended post-termination exercise period in the event of a termination of employment due to death or disability.

Pay Ratio
Under SEC rules, we are required to calculate and disclose the annual total compensation of our Chief Executive Officer, the median annual total compensation of all our employees (other than our Chief Executive Officer), and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our Chief Executive Officer. To identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time and part-time U.S. employees as of July 31, 2023, excluding our CEO.
•As the pay ratio disclosure rules provide an exemption for companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in one or more identified jurisdictions account for 5% or less of the company’s total number of employees, we excluded 238 employees in the United Kingdom, who comprised approximately 4% of our total employee population of 5,860 employees on July 31, 2023. After taking into account this exemption, 5,622 U.S. employees were considered for identifying the median employee.
•To identify our median employee from our U.S. employee population (other than our Chief Executive Officer), we calculated the aggregate amount of cash compensation and stock-based compensation computed in accordance with ASC Topic 718 received by each employee in fiscal year 2023, excluding non-regular payments.
•We annualized the base compensation of employees who were employed by us for less than the entire fiscal year.
Using this approach, we identified our median employee. Our median employee in fiscal year 2023 was a remote Senior Stylist. For fiscal year 2023, the annual total compensation for our median employee was $39,415. We had three different individuals serve in the role of Chief Executive Officer in fiscal year 2023, so we combined the total compensation reported in the Summary Compensation Table included in this Proxy Statement for all three individuals who served as Chief Executive Officer in fiscal year 2023. The total combined CEO compensation for fiscal year 2023 was $10,981,657. Based on this information, the ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of the median employee was 279:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
Because SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios. As explained by the SEC when it adopted these rules, the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.

Pay versus Performance
The table below shows compensation actually paid, as defined by the SEC in Item 402(v) of Regulation S-K (“Item 402(v)”), for our executives, and our financial performance for the fiscal years ended July 29, 2023, July 30, 2022, and July 31, 2021. For purposes of this discussion, our CEO is also referred to as our principal executive officer or “PEO” and our other named executive officers are referred to as our “Non-PEO NEOs”:

	Summary Compensation Table (“SCT”) Totals For:			Compensation Actually Paid (“CAP”) To:					Value of Initial Fixed $100 Investment Based On:
Year	PEO 1 ($) (1,2)	PEO 2 ($) (1,2)	PEO 3 ($) (1,2)	PEO 1 ($) (1,3)	PEO 2 ($) (1,3)	PEO 3 ($) (1,3)	Average SCT Total for Non-PEO NEOs ($) (1,2)	Average CAP to Non-PEO NEOs ($) (1,3)	Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($) (5)	Net Loss (in thousands) ($) (6)	Adjusted EBITDA (in thousands) ($) (7)
2023	476,112	652,000	9,838,545	336,828	(2,670,068)	14,172,325	3,148,095	1,407,739	22.17	149.43	(171,973)	16,814
2022	N/A	3,134,920	N/A	N/A	(26,070,368)	N/A	5,631,793	(370,343)	26.95	138.47	(207,121)	(19,455)
2021	637,980	8,818,130	N/A	16,056,684	34,319,020	N/A	6,115,644	6,408,758	243.43	203.53	(8,876)	64,945

(1)NEOs included in these tables reflect the following individuals:

Year	PEO		Non-PEO NEOs
2023	PEO 1	Katrina Lake	Dan Jedda, Scott Darling, Sachin Dhawan, David Aufderhaar, Casey O'Connor
	PEO 2	Elizabeth Spaulding
	PEO 3	Matt Baer
2022	PEO 2	Elizabeth Spaulding	Dan Jedda, Scott Darling, Sachin Dhawan
2021	PEO 1	Katrina Lake	Dan Jedda, Scott Darling, Michael Smith
	PEO 2	Elizabeth Spaulding
(2)Amounts reflect total compensation as reported in our Summary Compensation Table (“SCT”) for our NEOs for each applicable fiscal year.
(3)The following tables show the adjustments to the total compensation as reported in our SCT for our PEO, as well as the average for our non-PEO NEOs, to determine compensation actually paid (“CAP”), as computed in accordance with Item 402(v). We have not paid dividends historically and do not sponsor any pension arrangements; thus no adjustments are made for these items. Amounts do not reflect actual compensation earned by or paid to our NEOs during the applicable fiscal year.
For purposes of the below adjustments, the fair values of equity awards on the applicable date were determined in accordance with ASC Topic 718, using valuation methodologies that are generally consistent with those used to determine the grant date fair value for accounting purposes. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2023 Annual Report.

Reconciliation of SCT Total to CAP for PEO 1	Fiscal Year
	2023 ($)	2022 ($)	2021 ($)
Summary Compensation Table Total	476,112	—	637,980
Less: Amounts Reported in SCT for Stock and Option Awards Based on Grant Date Fair Value	432,180	—	—
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	—	—	—
Plus: Change in Fair Value of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years	(11,595)	—	10,205,560
Plus: Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	509,380	—	—
Plus: Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(204,889)	—	5,213,144
Plus: Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in Prior Fiscal Years That Were Forfeited During Fiscal Year	—	—	—
Compensation Actually Paid to PEO 1	336,828	—	16,056,684

Reconciliation of SCT Total to CAP for PEO 2	Fiscal Year
	2023 ($)	2022 ($)	2021 ($)
Summary Compensation Table Total	652,000	3,134,920	8,818,130
Less: Amounts Reported in SCT for Stock and Option Awards Based on Grant Date Fair Value	—	2,224,000	7,952,210
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	—	2,388,000	6,912,703
Plus: Change in Fair Value of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years	—	(20,454,644)	19,197,865
Plus: Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	377,546	—	—
Plus: Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(413,585)	(8,914,644)	7,342,532
Plus: Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in Prior Fiscal Years That Were Forfeited During Fiscal Year	(3,286,030)	—	—
Compensation Actually Paid to PEO 2	(2,670,068)	(26,070,368)	34,319,020

Reconciliation of SCT Total to CAP for PEO 3	Fiscal Year
	2023 ($)	2022 ($)	2021 ($)
Summary Compensation Table Total	9,838,545	—	—
Less: Amounts Reported in SCT for Stock and Option Awards Based on Grant Date Fair Value	9,281,140	—	—
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	13,614,920	—	—
Plus: Change in Fair Value of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years	—	—	—
Plus: Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
Plus: Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	—	—
Plus: Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in Prior Fiscal Years That Were Forfeited During Fiscal Year	—	—	—
Compensation Actually Paid to PEO 3	14,172,325	—	—

Reconciliation of SCT Total to CAP for Non-PEO NEOs	Fiscal Year
	2023 ($)	2022 ($)	2021 ($)
Average Summary Compensation Table Total	3,148,095	5,631,793	6,115,644
Less: Amounts Reported in SCT for Stock and Option Awards Based on Grant Date Fair Value	2,590,187	5,072,817	5,597,028
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Stock and Option Awards Granted in Fiscal Year	1,992,747	2,787,504	4,792,012
Plus: Change in Fair Value of Outstanding and Unvested Stock and Option Awards Granted in Prior Fiscal Years	(16,692)	(2,880,843)	544,726
Plus: Fair Value at Vesting of Stock and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	173,645	712,731	772,397
Plus: Change in Fair Value as of Vesting Date of Stock and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(219,292)	(1,548,711)	894,362
Plus: Fair Value as of Prior Fiscal Year-End of Stock and Option Awards Granted in Prior Fiscal Years That Were Forfeited During Fiscal Year	(1,080,577)	—	(1,113,354)
Average Compensation Actually Paid to Non-PEO NEOs	1,407,739	(370,343)	6,408,758
(4)Total Shareholder Return (“TSR”) represents the cumulative total return to stockholders on a fixed investment of $100 in our Class A common stock for the period beginning on the last trading day of fiscal year ended August 1, 2020 through the end of each applicable fiscal year, assuming reinvestment of dividends. The Company has not paid dividends historically.
(5)Peer Group TSR represents the cumulative total return on a fixed investment of $100 in the Standard and Poor’s Retail Select Industry Index for the period beginning on the last trading day of fiscal year ended August 1, 2020 through the end of each applicable fiscal year, assuming reinvestment of dividends.
(6)The dollar amounts reported represent the net loss reflected in the Company’s audited consolidated financial statements for each applicable year.
(7)The dollar amounts reported represent our adjusted EBITDA reflected in the Company’s audited consolidated financial statements for each applicable fiscal year. We define adjusted EBITDA as net loss excluding interest income, other income (expense), net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation expense, and restructuring and other one-time costs. Refer to Appendix A to this proxy statement for a reconciliation of net loss, the most comparable GAAP financial measure, to adjusted EBITDA for each of the fiscal years presented.

Relationship Between CAP and Cumulative TSR of Stitch Fix and our Peer Group
The following chart illustrates the relationship between CAP for our PEO and the average CAP for our Non-PEO NEOs against our TSR, as well as the relationship between our TSR and the TSR of our peer group:

CAP versus TSR
$55M
$45M
$35M
$25M
$15M
$5M
($5M)
($15M)
($25M)
($35M)
Compensation Actually Paid (CAP)
$243
$204
$138
$149
$27
$22
PEO 1
PEO 2
PEO 2
PEO 1
PEO 3
PEO 2
2021
2022
2023
CAP (PEO)
Avg. CAP (Non-PEO NEOs)
Company TSR
Peer Group TSR

Relationship Between CAP and Net Loss
The following chart illustrates the CAP for our PEOs and the average CAP for our Non-PEO NEOs against our net loss:

Relationship Between CAP and Adjusted EBITDA
The following chart illustrates the CAP for our PEOs and the average CAP for our Non-PEO NEOs against our adjusted EBITDA. Refer to Appendix A to this proxy statement for a reconciliation of net loss, the most comparable GAAP financial measure, to adjusted EBITDA for each of the fiscal years presented.

Most Important Performance Measures
The following is an unranked list of the financial performance measures we consider most important in linking company performance and compensation actually paid to our named executive officers for the most recently completed fiscal year:
•TSR
•Net Income (Loss)
•Adjusted EBITDA

Equity Compensation Plan Information
The following table provides information as of July 29, 2023, with respect to the shares of our Class A or Class B common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)
Equity compensation plans approved by security holders (2)	4,910,959	7.81	7,212,154
Equity compensation plans not approved by security holders (3)	3,195,151	5.89	1,201,427
Total	8,106,110	7.06	8,417,147
(1)The weighted-average exercise price excludes RSU awards, which have no exercise price.
(2)Includes securities under the 2011 Plan and the 2017 Plan.
(3)Includes securities under the 2019 Plan.
The 2017 Plan provides that the number of shares reserved for issuance may be increased by our Board as of the first day of each fiscal year, starting in 2018 and ending in 2027, by a number of shares of Class A common stock that does not exceed 5% of the total number of shares of all classes of common stock outstanding on the last day of the preceding fiscal year. Effective as of July 30, 2023, the Board approved an increase to the shares reserved for issuance by 5,781,112 shares of Class A common stock (approximately 5% of the total number of shares of all classes of common stock outstanding on July 29, 2023) pursuant to this provision. This increase is not reflected in the table above.

DIRECTOR COMPENSATION
The Compensation Committee of our Board regularly reviews and assesses the compensation levels of our non-employee directors, with the assistance of its external compensation consultant. Our Board has adopted a director compensation policy for our non-employee directors who are not affiliated with our stockholders, who we refer to below as our “Independent Directors.” Pursuant to this policy, which was last amended by our Board in January 2021, our Independent Directors receive the compensation described below.
Cash Compensation
•A $50,000 annual cash retainer for service as a board member;
•$20,000 per year for service as chair of the Audit Committee and $10,000 per year for service as a member of the Audit Committee;
•$15,000 per year for service as chair of the Compensation Committee and $7,500 per year for service as a member of the Compensation Committee;
•$10,000 per year for service as chair of the Nominating and Corporate Governance Committee and $5,000 per year for service as a member of the Nominating and Corporate Governance Committee; and
•$10,000 per year for service as Lead Independent Director.
The annual cash compensation amounts are payable in equal quarterly installments following the end of each quarter in which the service occurred, pro-rated for any partial quarters. All annual cash fees are vested upon payment.
Equity Compensation
•A non-qualified option to purchase shares of our Class A common stock with an aggregate value of $112,500; and
•an RSU grant with an aggregate value of $112,500.
Equity grants are made as of the date of each annual meeting of our stockholders, provided that any Independent Director serving on our Board as of the date of our initial public offering will not receive an option or RSU grant until the date of the annual meeting that follows the date on which all equity award grants held by such Independent Director as of the date of the offering have become fully vested.

Each such stock option and RSU grant will be made under our 2017 Plan and will vest on the earlier of the first anniversary of its date of grant and the date of the next annual meeting of stockholders, subject to the director’s continuous service through the applicable vesting date.
In addition, any person who is elected or appointed as an Independent Director for the first time will, upon the date of her or his initial election or appointment, receive a non-qualified option to purchase shares of our Class A common stock with an aggregate value of $112,500 and an RSU grant with an aggregate value of $112,500, each multiplied by a fraction, the numerator of which is the number of days between the date of appointment and the date of the next then-scheduled annual meeting of stockholders (or, if the date of such annual meeting has not yet been scheduled, the first anniversary of the immediately preceding annual meeting), and the denominator of which is 365.
Any outstanding options to purchase shares of our Class A or Class B common stock held by each Independent Director who remains in continuous service with us until immediately prior to a change in control of the Company (as defined in our 2017 Plan) will become fully vested immediately prior to the closing of such change in control event in which their service is terminated.
Reimbursement of Expenses
We also reimburse each eligible non-employee director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in meetings of our Board and any committee of the Board.
Fiscal Year 2023 Director Compensation Table
The following table shows for the fiscal year ended July 29, 2023, certain information with respect to the compensation of our non-employee directors:
Fiscal Year 2023 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (2) (3)	Total ($)
Steven Anderson (4)	—	—	—	—
J. William Gurley (4)	—	—	—	—
Neal Mohan	53,883	117,390	170,883	342,156
Sharon McCollam	85,000	117,390	170,883	373,272
Mikkel Svane	36,448	117,390	170,883	324,721
Elizabeth Williams	75,000	117,390	170,883	363,272
Kofi Amoo-Gottfried	33,341	87,161	126,876	247,377
Michael Smith	18,767	—	—	18,767
(1)The amounts reported in this column represent the aggregate grant date fair value of RSUs computed in accordance with ASC Topic 718. The assumptions used in calculating such amounts are set forth in the notes to our audited consolidated financial statements included in our 2023 Annual Report. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our Class A common stock on Nasdaq for the 30 trading days immediately prior to the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with ASC Topic 718, may be lower or higher than the equity compensation value approved by the Board.
(2)The aggregate number of RSUs and stock options held by each non-employee director listed as of July 29, 2023, was as follows:

Name	RSUs (#)	Stock Options (#)
Steven Anderson	—	—
J. William Gurley	—	—
Neal Mohan	28,772	57,544
Sharon McCollam	28,772	57,544
Elizabeth Williams	28,772	57,544
Kofi Amoo-Gottfried	28,299	56,598
(3)The amounts reported in this column represent the aggregate grant date fair value of the options to purchase shares of our Class A common stock granted to our Independent Directors during fiscal year 2023 under our 2017 Plan, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our 2023 Annual Report. This amount does not reflect the actual economic value that may be realized by the non-employee directors from such awards.
(4)Pursuant to our Independent Director Compensation Policy, Messrs. Anderson and Gurley, who are affiliated with certain of our stockholders, Mr. Baer, our CEO, Ms. Spaulding, our former CEO, and Ms. Lake, our Executive Chair, do not receive any compensation for their service as members of our Board. Ms. Lake received a total of $43,932 in cash compensation as an employee of the Company. Refer to the section titled “Executive Compensation” for more information regarding the compensation of Mr. Baer, Ms. Lake, and Ms. Spaulding.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Certain Related-Person Transactions
The following is a summary of transactions since July 30, 2022, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section titled “Executive Compensation.”
Employment of an Immediate Family Member
Chelsea Lake, the sister of Katrina Lake, our Founder, former Chief Executive Officer, and Executive Chairperson of our Board, is an employee on our Women’s merchandising team. During fiscal year 2023, Chelsea Lake served principally as a Buying Director and had total cash compensation of $259,043 in fiscal year 2023, plus $9,073 in Company match pursuant to the 401(k) Plan available to all employees. Chelsea Lake’s cash compensation was determined based on external market compensation data for similar positions and internal pay equity when compared to the compensation paid to employees with similar experience serving in similar positions who were not related to our Founder and Executive Chairperson of our Board. In April 2023, Chelsea Lake received an RSU grant covering 9,331 shares of Class A common stock, with an aggregate fair value of $42,083, which vested in two equal quarterly installments, beginning on June 14, 2023. Chelsea Lake has received and continues to be eligible for equity awards on the same general terms and conditions as applicable to employees in similar positions who are not related to our Founder and Executive Chairperson of our Board.
Indemnification
Our amended and restated certificate of incorporation (“Certificate of Incorporation”) contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our Certificate of Incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our Bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the Board. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.
Related-Person Transactions Policy and Procedures
Our Related-Person Transactions Policy states that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our Audit Committee or other independent body of our Board. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our Audit Committee or other independent body of our Board for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee or other independent body of our Board is to consider the relevant facts of the transaction, including the risks, costs, and benefits to us and whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. All of the transactions described above were presented, considered, and approved or ratified by our Audit Committee or other independent body of our Board.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2023 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Casey O’Connor
Chief Legal Officer and Corporate Secretary
San Francisco, California
November 1, 2023
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended July 29, 2023, is available without charge upon written request to: Corporate Secretary, Stitch Fix, Inc., 1 Montgomery Street, Suite 1100, San Francisco, California 94104.

APPENDIX A
NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of our financial information with additional useful information in evaluating our performance. We believe that adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, and that this supplemental measure facilitates comparisons between companies. This non-GAAP financial measure may be different than similarly titled measures used by other companies.
There are several limitations related to the use of Adjusted EBITDA as compared to the net income (loss), the most directly comparable GAAP financial measure. Some of these limitations include:
•adjusted EBITDA excludes interest income and other (income) expense, net, as these items are not components of our core business;
•adjusted EBITDA does not reflect our provision (benefit) for income taxes, which may increase or decrease cash available to us;
•adjusted EBITDA excludes the recurring, non-cash expenses of depreciation and amortization of property and equipment and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•adjusted EBITDA excludes the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•adjusted EBITDA excludes costs incurred related to discrete restructuring plans and other one-time costs that are fundamentally different in strategic nature and frequency from ongoing initiatives. We believe exclusion of these items facilitates a more consistent comparison of operating performance over time, however these costs do include cash outflows; and
Adjusted EBITDA
We define adjusted EBITDA as net loss excluding interest income, other income (expense), net, provision (benefit) for income taxes, depreciation and amortization, stock-based compensation expense, and rest`ructuring and other one-time costs. The following table presents a reconciliation of net loss, the most comparable GAAP financial measure, to adjusted EBITDA for each of the periods presented:

	For the Fiscal Year Ended
(in thousands)	July 29, 2023	July 30, 2022	July 31, 2021
Net loss	$(171,973)	$(207,121)	$(8,876)
Add (deduct):
Interest income	(6,220)	(930)	(2,610)
Other (income) expense, net	(1,094)	2,355	366
Provision (benefit) for income taxes	1,490	(2,349)	(52,241)
Depreciation and amortization (1)	39,541	35,011	27,610
Stock-based compensation expense (2)	104,492	127,373	100,696
Restructuring and other one-time costs (3)	50,578	26,206	—
Adjusted EBITDA	$16,814	$(19,455)	$64,945
 (1) For fiscal 2023, depreciation and amortization excluded $2.8 million reflected in “Restructuring and other one-time costs.”
 (2) For fiscal 2022, stock-based compensation expense excluded $1.1 million reflected in “Restructuring and other one-time costs.”
 (3) For fiscal 2023, restructuring charges were $44.7 million and other one-time costs were $5.8 million in retention bonuses for continuing employees. For fiscal 2022, restructuring charges were $17.7 million and other one-time costs were $8.5 million in retention bonuses for continuing employees.

SCAN TO
VIEW MATERIALS & VOTE

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STITCH FIX, INC.

The Board of Directors recommends you vote FOR the following nominees:

1. Election of Directors

Nominees:	For	Withhold
1a. Matt Baer	☐	☐
1b. J. William Gurley	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Advisory vote to approve executive compensation.	☐	☐	☐
3. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 3, 2024.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX] Date

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